UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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LUCENT TECHNOLOGIES

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LUCENT TECHNOLOGIES INC.

600 Mountain Avenue
Murray Hill, New Jersey 07974

NOTICE OF 2006 ANNUAL MEETING OF SHAREOWNERS

DATE	Wednesday, February 15, 2006

TIME	9:00 a.m. EST

PLACE	The DuPont Theatre 10th and Market Streets Wilmington, Delaware 19801

ITEMS OF BUSINESS	(1) To elect 10 members of the Board of Directors for terms expiring at the annual meeting of shareowners in 2007.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants.

(3) To approve an amendment to the Restated Certificate of Incorporation to effect a reverse stock split at the discretion of the Board of Directors.

(4) To transact such other business, including consideration of shareowner proposals, as may properly come before the meeting and any adjournment thereof.

RECORD DATE	Holders of Lucent common stock of record at the close of business on December 19, 2005 are entitled to vote at the meeting.

ANNUAL REPORT	The company’s 2005 annual report, which is not a part of the proxy soliciting materials, is included as part of this document.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You may vote your shares by completing and returning the proxy card sent to you. Most shareowners may also vote their shares over the Internet or by telephone. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

WILLIAM R. CARAPEZZI, JR.
Senior Vice President,
January 3, 2006	General Counsel and Secretary

PROXY STATEMENT

Page

General Information	1
Attending the Meeting	1
Shareowners Entitled to Vote	1
Proxies and Voting Procedures	2
Revoking a Proxy	3
Tabulation of the Votes	3
Quorum	3
Conduct of the Meeting	3
Electronic Access for Documents Filed with the SEC	3
Multiple Shareowners Sharing the Same Address	4
Cost of Proxy Solicitation	4
Governance of the Company	4
Meeting Attendance of Directors	5
Director Independence	5
Lead Director	5
Committees of the Board of Directors	6
Audit and Finance Committee	6
Corporate Governance and Nominating Committee	7
Leadership Development and Compensation Committee	7
Compensation of Non-Employee Directors	7
Compensation Committee Interlocks and Insider Participation	8
Nomination of Directors	8
Shareowner Communications with the Board of Directors	9
Employee Code of Conduct and Code of Ethics	10
Item 1 — Election of Directors	11
Share Ownership of Management and Directors	15
Share Ownership Guidelines	16
Item 2 — Ratification of Independent Auditors	16
Policy and Procedures to Approve PricewaterhouseCoopers’ Services	16
Fees Billed by PricewaterhouseCoopers	17
Report of the Audit and Finance Committee	18
Item 3 — Proposal to Approve an Amendment to the Restated Certificate of Incorporation to Effect a Reverse Stock Split at the Discretion of Our Board of Directors	19
Items 4, 5, 6 and 7 — Shareowner Proposals	25
Submission of Shareowner Proposals	32
Section 16(a) Beneficial Ownership Reporting Compliance	32
Performance Graphs	33
Executive Compensation	35
Report on Executive Compensation by the Leadership Development and Compensation Committee	35
Compensation of Executive Officers	40
Other Matters	48
Exhibit A — Corporate Governance Guidelines	A-1
Exhibit B — Audit and Finance Committee Charter	B-1
Exhibit C — Certificate of Amendment of Restated Certificate of Incorporation	C-1
2005 ANNUAL REPORT
Lucent Technologies Financial Review 2005	F-1

Lucent Technologies Inc. 600 Mountain Avenue Murray Hill, New Jersey 07974
PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Lucent Technologies Inc. of proxies to be voted at our 2006 Annual Meeting of Shareowners, and at any postponement or adjournment of the meeting. In this proxy statement, Lucent Technologies Inc. is referred to as “Lucent,” “we,” “us,” “our” or “the company,” unless the context indicates otherwise.
Lucent’s fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2005 or fiscal 2005 refer to the 12-month period from October 1, 2004 through September 30, 2005.
We are first mailing this proxy statement and accompanying form of proxy and voting instructions on January 3, 2006 to holders of our common stock on December 19, 2005, the record date for our annual meeting.
Attending the Meeting
You are cordially invited to attend our annual meeting on February 15, 2006, beginning at 9 a.m. EST. Our annual meeting will be held at the DuPont Theatre located at 10th and Market Streets, Wilmington, Delaware 19801. Shareowners will be admitted beginning at 8 a.m. EST. The location is accessible to handicapped persons and, upon request, we will provide wireless headsets for hearing amplification. A map and directions to our annual meeting are on the admission ticket and at the back of this document.
You will need your admission ticket as well as a form of personal identification to enter our annual meeting. If you are a shareowner of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend our annual meeting, please retain the admission ticket. If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you are a Lucent shareowner.
If your shares are held in the name of a bank, broker or other nominee and you plan to attend our annual meeting, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent bank or brokerage account statement, to our transfer agent, The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286.
You may listen to a live audio webcast of our annual meeting through the link on our website at www.lucent.com/investor. Information on the audio webcast, other than our proxy statement and form of proxy, is not part of the proxy solicitation materials.
Shareowners Entitled to Vote
Shareowners of our common stock at the close of business on the record date of December 19, 2005 are entitled to notice of, and to vote at, our annual meeting. Each common share is entitled to one vote on each matter properly brought before the meeting. On November 30, 2005, we had 4,457,956,354 shares of common stock outstanding.

Proxies and Voting Procedures
Your vote is important. Many shareowners cannot attend our annual meeting in person. Therefore, a large number of shareowners need to be represented by proxy. As an alternative to voting in person at the meeting, most shareowners have a choice of voting over the Internet, using a toll-free telephone number or by mail as described below. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

Voting over the Internet: You may vote by proxy over the Internet by going to the website listed on your proxy card. Once at the website, follow the instructions to vote your proxy. If you vote over the Internet, you can also request electronic delivery of future proxy materials.

Voting by Telephone: You may vote by proxy using the toll-free number listed on your proxy card. Easy-to-follow voice prompts will help you and confirm that your voting instructions have been followed.

Voting by Mail: You may vote by proxy by signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.
The Internet and telephone voting procedures are designed to authenticate shareowners and to allow you to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for eligible shareowners will close at 11:59 p.m. EST on February 14, 2006.
The method by which you vote by proxy will in no way limit your right to vote at our annual meeting if you later decide to attend the meeting in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at our annual meeting.
If you are a participant in the BuyDIRECTsm stock purchase plan, shares held in your BuyDIRECT account may be voted using the proxy card sent to you or, if you receive electronic delivery, in accordance with instructions you receive by e-mail. The plan’s administrator is the shareowner of record of your plan shares and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using the proxy card sent to you.
If you are a participant in the Lucent Technologies Savings Plan, Lucent Technologies Long Term Savings and Security Plan, Lucent Technologies Long Term Savings and Security Employee Stock Ownership Trust, Lucent Technologies Employee Stock Purchase Plan or the Lucent Technologies Long-Term Incentive Plan, you will receive either (1) one proxy card for all shares you own through these plans or (2) an e-mail with instructions on how to vote. If you receive a proxy card, it will serve as a voting instruction card for the trustee or administrator of these plans for all accounts that are registered in the same name. To allow sufficient time for the respective trustee or administrator to vote your shares, the trustee or administrator must receive your voting instructions by February 9, 2006. If the trustee does not receive your instructions by that date, the trustee will vote the unvoted plan shares in the same proportion as shares for which instructions were received under each plan. If the administrator for the Lucent Technologies Employee Stock Purchase Plan or the Lucent Technologies Long-Term Incentive Plan does not receive your instructions by that date, the administrator will vote shares held in a such accounts in accordance with normal brokerage industry practices.
If you hold Lucent common stock through any other stock purchase or savings plan, you will receive voting instructions from that plan’s administrator. Please follow and complete those instructions promptly to assure that your shares are represented at the meeting.
All shares entitled to vote and represented by properly completed proxies received prior to our annual meeting, and not revoked, will be voted at our annual meeting as instructed on the proxies. If you do sm BuyDIRECT is a registered service mark of The Bank of New York, Inc.

not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.
Revoking a Proxy
You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the annual meeting.
Tabulation of the Votes
We have appointed IVS Associates, Inc. to serve as the Inspector of Election for the meeting. IVS Associates, Inc. will independently tabulate affirmative and negative votes, abstentions and broker non-votes.
Quorum
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareowners present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
Conduct of the Meeting
To ensure that our annual meeting is conducted in an orderly fashion and that shareowners wishing to speak at the meeting have a fair opportunity to do so, we will have certain guidelines and rules for the conduct of the meeting, which we will communicate to those attending the meeting.
Electronic Access for Documents Filed with the SEC
This document is available on our website at www.lucent.com/investor. Most shareowners may elect to view certain shareowner communications filed with the Securities and Exchange Commission (the “SEC”) over the Internet at www.sec.gov instead of receiving paper copies in the mail. If you are a shareowner of record, you may choose this option and save the company the cost of producing and mailing these documents. You may select this option by (a) marking the appropriate box on your proxy card or (b) following the instructions provided if you vote over the Internet. If you vote over the Internet, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going to www.lucent.com/investor and following the instructions. If you choose to view future proxy materials and our annual report over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you tell us otherwise, so you will not have to elect Internet access each year.
If you hold your Lucent stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Shareowners who hold their Lucent stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report.

Multiple Shareowners Sharing the Same Address
We have adopted a procedure approved by the SEC called “householding,” which reduces our printing costs and postage fees. Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that he or she wishes to continue receiving individual copies. Shareowners who participate in householding will continue to receive separate proxy cards.
If you are an eligible shareowner of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting our transfer agent at 1 888 LUCENT 6 or writing to The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286. If you are a shareowner of record residing at an address that participates in householding and you wish to receive a separate annual report and proxy statement in the future, you may contact us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.
Cost of Proxy Solicitation
Lucent will pay the cost of soliciting proxies. Directors, officers and employees of the company may solicit proxies on behalf of the company in person or by telephone, facsimile or other means. We have engaged the firm of Morrow & Co., Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co., Inc. a fee of $20,000 plus expenses for these services.
In accordance with the regulations of the SEC and the New York Stock Exchange, Inc. (the “NYSE”), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareowner value over a sustained period of time in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe promote this purpose, are sound, and represent best practices. We continually review these governance practices and update them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, SEC regulations, as well as best practices suggested by recognized governance authorities.
In 2005, we performed an extensive review of our corporate governance practices. This review included a comparison of our current practices to those suggested by various groups or authorities active in corporate governance and to those of other public companies. We previously performed such a review in 2002. Based on this review, the Board adopted revised corporate governance guidelines to incorporate additional or revised practices. The revised corporate governance guidelines are attached as Exhibit A.
The Board of Directors adopted changes we believe are best practices for the company. One such practice is evident in this proxy statement as we are, for the first time, seeking shareowner ratification of the appointment of the independent auditors. The Board also adopted a policy that any nominee for director who receives more “Withheld” votes than “For” votes in the election of directors will promptly tender his or her resignation for consideration by the Corporate Governance and Nominating Committee.
Our corporate governance guidelines, our code of conduct, which we refer to as our Business Guideposts, our code of ethics for our Chief Executive Officer and financial officers and executives, charters for the committees of our Board and other corporate governance information that may be of interest to investors are available on our website at www.lucent.com/investor/governance.html. Shareowners may also obtain printed copies of the key corporate governance documents by writing to us at Lucent Technologies, Corporate Secretary, 600 Mountain Avenue, Room 3C-536, Murray Hill, NJ 07974.
Meeting Attendance of Directors
During fiscal 2005, the Board of Directors held five meetings and the standing committees held a total of 19 meetings. The average attendance at the Board of Directors and committee meetings was 99%. The Board and committees held executive or private sessions without company management present as a regular practice. The lead director presides over executive sessions of the Board. The chairmen of the respective committees preside over the executive sessions of the committees.
All of our directors are expected to attend our annual meeting of shareowners. Eight of our nine directors standing for re-election attended our 2005 annual meeting of shareowners.
Director Independence
Our Board of Directors has adopted Director Independence Standards, which can be viewed on our website at www.lucent.com/investor/governance.html and are included in our corporate governance guidelines attached as Exhibit A. These Director Independence Standards incorporate all of the director independence standards of the NYSE and, in some respects, are more stringent. For example, a former CEO of the company will never be considered independent, and the cooling-off period for former employees is five years. In summary, these standards require that a director be considered independent only if the director does not have, and generally has not had in the most recent three years (or longer in some cases), any material relationships with the company, including any affiliation with our independent auditors. The Board has reviewed each of the directors’ relationships with the company in conjunction with the Director Independence Standards and has affirmatively determined that all of our directors, other than Patricia Russo and Henry Schacht, are independent under the Board’s Director Independence Standards and are independent directors under the NYSE corporate governance rules.
In making this determination, the Board and the Corporate Governance and Nominating Committee took into account that:

•	No independent director (or immediate family member of any independent director) has a direct business relationship with the company or any of its subsidiaries, other than service as a director, nor does any independent director (or immediate family member of any independent director) provide any advisory or consulting services to the company or its subsidiaries.

•	Neither the company nor any of its executive officers has made any contributions or donations to any not-for-profit organizations for which any of our independent directors (or immediate family member of any independent director) is an executive officer.

•	Aetna, where Ronald A. Williams is President, is the only company to transact business with Lucent over the past three years in which any of our independent directors (or any of their immediate family members) has served as an executive officer or is a partner, principal or greater than a 10% shareowner. In the case of Aetna, the combined annual payments from Lucent to Aetna and from Aetna to Lucent have been less than 0.2% of Aetna’s annual consolidated revenues and less than 0.4% of Lucent’s annual consolidated revenues for each of the past three years. These amounts are substantially under the 2% limit in our Director Independence Standards and the NYSE independence standards.
Lead Director
In February 2005, the Board of Directors re-appointed Franklin Thomas as lead director, a position Mr. Thomas has held since October 2000. In this capacity, Mr. Thomas has frequent contact with Ms. Russo and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. As lead director, Mr. Thomas also presides over executive sessions of the Board. The Board of Directors has determined that Mr. Thomas meets our Director Independence Standards and the NYSE standards for independence.
Committees of the Board of Directors
Our Board has three standing committees: (1) the Audit and Finance Committee, (2) the Corporate Governance and Nominating Committee, and (3) the Leadership Development and Compensation Committee. Each of these committees operates pursuant to a written charter, which sets forth its functions. The charter for the Audit and Finance Committee is attached as Exhibit B, and all committee charters can be viewed on our website at www.lucent.com/investor/governance.html. All members of these committees are independent directors under our Director Independence Standards and the NYSE corporate governance rules. In addition, all members of our Audit and Finance Committee are independent directors under the SEC rules for audit committees.
Our three standing committees are described below and the members of these committees are identified in the following table. Our Board also has a Litigation Committee consisting of Robert Denham and Daniel Goldin, which meets only as required, to discuss resolution of litigation.

		Corporate	Leadership
		Governance and	Development and
	Audit and Finance	Nominating	Compensation
Director	Committee	Committee	Committee

Robert E. Denham	X (Chairman)	X

Daniel S. Goldin			X

Edward E. Hagenlocker		X	X (Chairman)

Carla A. Hills		X	X

Karl J. Krapek	X

Richard C. Levin	X

Franklin A. Thomas		X	X

Ronald A. Williams	X	X (Chairman)

Number of Meetings in Fiscal 2005	9	5	5

We recently changed the chairman of our Leadership Development and Compensation Committee, with Edward Hagenlocker assuming the duties from Franklin Thomas. In addition, Ronald Williams succeeded Carla Hills as chairman of the Corporate Governance and Nominating Committee. These changes were made in anticipation of Franklin Thomas’ retirement from our Board at the 2007 annual meeting and Carla Hills’ retirement at the conclusion of the 2006 annual meeting. Linnet Deily was added to the Board of Directors in November 2005, and we anticipate that she will be added to the Leadership Development and Compensation Committee before the 2006 annual meeting.
Audit and Finance Committee
The Audit and Finance Committee is responsible for matters relating to financial reporting, internal controls, risk management and compliance. These responsibilities include appointing, overseeing, evaluating and approving the fees of our independent auditors, reviewing financial information that is provided to our shareowners and others, reviewing with management our system of internal controls and financial reporting process and monitoring our compliance program and system.
The Board of Directors has determined that each committee member meets the NYSE financial literacy test. In addition, the Board of Directors has determined that at least one member of the Audit and

Finance Committee meets the NYSE standard of having accounting or related financial management expertise.
The Board of Directors has also determined that Robert Denham, the committee’s chairman, meets the SEC criteria for an “audit committee financial expert.” Mr. Denham’s extensive background and experience includes serving as the Chairman and Chief Executive Officer of Salomon Inc where Mr. Denham actively supervised the Salomon Chief Financial Officer and participated extensively in accounting, auditing, internal control and risk management issues. Since January 1, 2004, Mr. Denham has been the Chairman and President of the Financial Accounting Foundation, which has oversight, funding and appointment responsibilities for the Financial Accounting Standards Board and the Governmental Accounting Standards Board and their advisory councils.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is responsible for providing oversight on a broad range of issues regarding our corporate governance practices and policies, the composition and operation of the Board and Lucent’s corporate social responsibilities. The committee’s responsibilities include reviewing potential candidates for membership on the Board, reviewing Board committee assignments and recommending to the Board nominees for election as directors of the company.
Leadership Development and Compensation Committee
The Leadership Development and Compensation Committee is responsible for matters relating to the development, attraction and retention of the company’s management leadership and for matters relating to the company’s compensation and benefit programs. As part of its responsibilities, this committee evaluates the performance and determines the compensation of the company’s Chief Executive Officer and approves the compensation of our senior officers.
Compensation of Non-Employee Directors
2005 Compensation
The following chart sets forth the compensation we paid to non-employee directors for 2005. Each director was required to take at least $75,000 of the annual retainer and 50% of all other fees in Lucent stock. Any amounts not paid in Lucent stock were paid in cash.

				Audit
	Annual	Committee	Lead	Committee
Name	Retainer	Chairman Fee	Director Fee	Fee

Robert E. Denham	$125,000	$25,000
Daniel S. Goldin	$125,000
Edward E. Hagenlocker(a)	$125,000	$5,833
Carla A. Hills	$125,000	$10,000
Karl J. Krapek	$125,000			$5,000
Richard C. Levin	$125,000			$5,000
Henry B. Schacht	$125,000
Franklin A. Thomas	$125,000	$10,000	$50,000
Ronald A. Williams(b)	$125,000	$5,833		$5,000

(a)	Committee Chairman Fee is a pro rata fee for assuming the role of Chairman of the Leadership Development and Compensation Committee in July 2005.

(b)	Committee Chairman Fee is a pro rata fee for assuming the role of Chairman of the Corporate Governance and Nominating Committee in July 2005.

2006 Compensation
For fiscal 2006, each non-employee director’s annual retainer will be $165,000. The Chairman of the Audit and Finance Committee will receive an additional retainer of $25,000, and the Chairman of each of the Corporate Governance and Nominating Committee and the Leadership Development and Compensation Committee will receive an additional retainer of $15,000. Each of the other members of the Audit and Finance Committee will receive an additional annual retainer of $5,000. In fiscal 2006, the lead director will receive an additional $50,000. At least 50% of all retainers and fees must be taken in common stock, and amounts not paid in common stock will be paid in cash.
The increase in our non-employee directors’ annual retainer and committee chairman fees is designed to help us attract and retain highly qualified individuals to serve on our Board of Directors and to compensate them for the time commitments and personal risks associated with their Board service. The levels of retainers are based on benchmarking studies prepared on behalf of the Leadership Development and Compensation Committee in respect of director fees paid by other large public companies. The annual retainer had been substantially unchanged since 1998 except that a portion previously paid in stock options was changed to a stock award in 2004.
Other Benefits
We have a Deferred Compensation Plan in which non-employee directors are able to defer all or a portion of their stock compensation to a deferred compensation account. The value of the account fluctuates based on changes in the price of Lucent common stock. All distributions from an account will be made in Lucent common stock. In the event of a Potential Change in Control, as defined in the Deferred Compensation Plan, the Deferred Compensation Plan will be supported by a benefits protection grantor trust, the assets of which will be subject to the claims of the company’s creditors.
We maintain a general insurance policy that provides non-employee directors with travel accident insurance when traveling on company business. In addition, the company pays the premiums for term life insurance owned by the directors who became non-employee directors before 1999.
Compensation Committee Interlocks and Insider Participation
In fiscal 2005, only independent directors served on the Leadership Development and Compensation Committee. Franklin Thomas was the chairman of the committee through July 20, 2005, at which time he was succeeded by Edward Hagenlocker as the chairman of the committee for the remainder of the year. The other committee members during all or part of the year were Daniel Goldin, Carla Hills and John Young. Mr. Young retired from the Board in February 2005. No inside director serves on this committee. No member of the committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of Lucent served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during fiscal 2005.
Nomination of Directors
The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareowners. To facilitate this process, the committee and the Board adopted a Director Nominating Process and Policy and Director Qualification Criteria. Both of these can be viewed on our website at www.lucent.com/investor/governance.html and are included in our corporate governance guidelines attached as Exhibit A.
The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance and Nominating Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance and Nominating Committee will take into account the Board’s current and anticipated strengths and needs, based upon the Board’s current profile and the company’s current and anticipated needs. The committee will also seek an appropriate balance of experience or expertise in accounting, finance, technology, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters, as well as diversity within the Board.
As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess: (1) the highest level of integrity and ethical character, (2) strong personal and professional reputations, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance and Nominating Committee will also seek to have at least one independent director who meets the definition of an audit committee financial expert under the SEC rules.
The Corporate Governance and Nominating Committee will consider director nominations made by a shareowner or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareowner or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance and Nominating Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary, 600 Mountain Avenue, Room 3C-536, Murray Hill, New Jersey 07974. The submission should be received by August 31, 2006 in order to receive adequate consideration for the 2007 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.
The Corporate Governance and Nominating Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the committee feels are reliable, and professional search firms. During fiscal 2005, we paid a professional search firm to help the committee identify and evaluate potential director nominees. Linnet F. Deily was one of the candidates identified by the professional search firm.
In addition, our by-laws permit shareowners to nominate directors at a shareowners meeting. To make a director nomination at a shareowners meeting, the shareowner must provide a notice along with additional information and materials required by our by-laws to our Corporate Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting. We did not receive any such nominations for directors for the 2006 annual shareowners meeting. For our annual meeting in 2007, we must receive this notice on or after October 5, 2006, and on or before November 4, 2006. The nomination must be delivered to our Corporate Secretary, at 600 Mountain Avenue, Room 3C-536, Murray Hill, New Jersey 07974. You can obtain a copy of the full text of the by-law provisions by writing to the Corporate Secretary, 600 Mountain Avenue, Murray Hill, New Jersey 07974. A copy of our by-laws was filed with the SEC as an exhibit to our report on Form 10-Q, filed May 6, 2004, and can also be viewed on our website at www.lucent.com/investor/governance.html.
Shareowner Communications with the Board of Directors
Shareowners may communicate directly with our Board, any Board committee or any director through our Corporate Secretary by writing to the following address: Board of Directors, c/o Corporate Secretary, 600 Mountain Avenue, Room 3C-536, Murray Hill, New Jersey 07974. Our Corporate Secretary will discuss with our lead director or the chairman of our Audit and Finance Committee, as appropriate, all correspondence alleging misconduct or fiscal improprieties, raising issues about internal controls or other accounting or audit matters, or raising concerns about other significant matters. Shareowner communications requesting information that can be shared publicly may be responded to directly by our Corporate Secretary. With respect to any other shareowner communications, the Corporate Secretary will determine if a response is appropriate and, in that case, the company may respond directly on behalf of the Board. The Corporate Secretary will periodically provide the lead director with information about the number and types of shareowner communications received, the number of responses sent, and the disposition, if applicable. Our policy on shareowner communications with the Board can be viewed on our website at www.lucent.com/investor/governance.html and is included in our corporate governance guidelines attached as Exhibit A.
Employee Code of Conduct and Code of Ethics
Since our inception in 1996, we have had a code of conduct, which we refer to as our Business Guideposts. We require all directors and employees to adhere to the Business Guideposts in addressing legal and ethical issues encountered in conducting their work. The Business Guideposts require that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the company’s best interest. All directors and employees are required to certify annually that they have reviewed and are aware of their responsibilities under the Business Guideposts.
We also have a Code of Ethics for the Chief Executive Officer and senior financial officers, which covers our CFO, Controller and all other financial officers and executives. This Code of Ethics supplements our Business Guideposts and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. Copies of the Business Guideposts and the Code of Ethics can be viewed on our website at www.lucent.com/investor/governance.html. We have also filed a copy of the Code of Ethics with the SEC as an exhibit to our annual report on Form 10-K for our fiscal year ended September 30, 2003.

ITEM 1
ELECTION OF DIRECTORS

Nine of the 10 members of the Board of Directors elected at the 2005 annual meeting are standing for re-election for a one-year term expiring at the 2007 annual meeting of shareowners or until their successors have been elected and qualified, or until their death, resignation or retirement. In addition, Linnet F. Deily, who was added to the Board in November 2005, is standing for election for the first time.
Our Board currently has 11 directors. Carla A. Hills will be 72 at the 2006 annual meeting and, consistent with our age 72 retirement policy for directors, will be retiring from the Board upon the conclusion of the annual meeting. Ambassador Hills has been a director of the company since 1996 and we are grateful for her counsel, insight, advice and service over the years.
Pursuant to its authority in the company’s restated certificate of incorporation and by-laws, the Board has set the number of directors at 10, effective with the conclusion of the 2006 annual meeting. Accordingly, 10 nominees for election to the Board are being recommended by the Board. These nominees are:

Linnet F. Deily	Richard C. Levin
Robert E. Denham	Patricia F. Russo
Daniel S. Goldin	Henry B. Schacht
Edward E. Hagenlocker	Franklin A. Thomas
Karl J. Krapek	Ronald A. Williams
The principal occupation and other information about the nominees are set forth on the following pages. Information about the share ownership of the nominees can be found on page 15.
We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board.
Vote Required and Recommendation of Board of Directors. The 10 nominees receiving the greatest number of votes duly cast for their election as directors will be elected.
A policy adopted by the Lucent Board of Directors in July 2005 provides that if a director nominee receives a greater number of votes “Withheld” from his or her election than votes “For” that director’s election, the director nominee shall promptly tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will then evaluate the best interests of the company and our shareowners and recommend to the Board of Directors the action to be taken with respect to such resignation. If this situation does occur, we would promptly disclose the action taken by our Board of Directors with respect to the director’s resignation.
Your Board of Directors recommends a vote FOR the election of the above-named nominees as directors.

NOMINEES FOR DIRECTOR

Linnet F. Deily, Director of Lucent since November 2005.

Former Deputy U.S. Trade Representative (2001-June 2005). Vice Chairman, Office of the President and Vice Chairman & President, Schwab Retail Group; and President, Schwab Services for Investment Managers (“SMI”) Group, Charles Schwab & Company, Inc. (1996-2001). Various senior positions, First Interstate Bancorp and its subsidiaries, including Chairman, President and CEO of First Interstate Bank of Texas (1981-1996).

Age: 60

Robert E. Denham, Director of Lucent since 2002.
Committees: Audit and Finance Committee (Chairman), Corporate Governance and Nominating Committee and Litigation Committee.

Partner, Munger, Tolles & Olson LLP since 1998 and from 1973-1991. Chairman and Chief Executive Officer of Salomon Inc (1992-1997); General Counsel of Salomon Inc and its subsidiary, Salomon Brothers (1991-1992). Chairman and President of the Financial Accounting Foundation. Director of Chevron Corporation; Fomento Economico de Mexico, S.A.; and Wesco Financial Corporation.

Age: 60

Daniel S. Goldin, Director of Lucent since 2002.
Committees: Leadership Development and Compensation Committee and Litigation Committee.

Chairman and CEO, The Intellisis Corp.; President, The Intellisis Group (since 2004). Former NASA Administrator (1992-2001). Distinguished Fellow, the Council on Competitiveness. Member of the National Academy of Engineers. Fellow of the American Institute of Aeronautics and Astronautics. Director of CDW Corporation.

Age: 65

Edward E. Hagenlocker, Director of Lucent since 2003.
Committees: Leadership Development and Compensation Committee (Chairman) and Corporate Governance and Nominating Committee.

Retired Vice-Chairman, Ford Motor Company (1996-1999). Chairman, Visteon Automotive Systems (1997-1999). Director of Air Products and Chemicals, Inc.; American Standard Companies Inc.; AmerisourceBergen Corporation; and OfficeMax Inc.

Age: 66

NOMINEES FOR DIRECTOR

Karl J. Krapek, Director of Lucent since 2003.
Committees: Audit and Finance Committee.

Retired President and COO (1982-2002), and Director (1997-2002) of United Technologies Corporation. Director of The Connecticut Bank and Trust Company; Delta Airlines; Prudential Financial, Inc.; and Visteon Corporation.

Age: 57

Richard C. Levin, Director of Lucent since 2003.
Committees: Audit and Finance Committee.

President, Yale University since 1993. Member of the Board of Sciences, Technology and Economic Policy at the National Academy of Arts and Sciences. Trustee of the William and Flora Hewlett Foundation.

Age: 58

Patricia F. Russo, Director of Lucent since 2002.

Chairman and Chief Executive Officer (February 2003-present) and President and Chief Executive Officer (January 2002-February 2003) of Lucent. Chairman, Avaya Inc. (December 2000-January 2002). President and Chief Operating Officer of Eastman Kodak Company (April 2001-January 2002). Executive Vice President and Chief Executive Officer, Service Provider Networks Group (1999-2000) and Executive Vice President, Corporate Operations (1996-1999) of Lucent. Director of Schering-Plough Corporation.

Age: 53

NOMINEES FOR DIRECTOR

Henry B. Schacht, Director of Lucent since 1996.

Managing director and senior advisor of Warburg Pincus LLC (since 2004; 1999-2000; and 1995). Chairman (October 2000-February 2003; 1996-1998) and Chief Executive Officer (October 2000–January 2002; 1996-1997) of Lucent. Senior Advisor to Lucent (February 2003–October 2003; 1998-1999). Chairman (1977-1995) and Chief Executive Officer (1973-1994) of Cummins Engine Company, Inc. Director of Alcoa Inc. and The New York Times Co.

Age: 71

Franklin A. Thomas, Director of Lucent since 1996 and Lead Director since October 2000.
Committees: Leadership Development and Compensation Committee and Corporate Governance and Nominating Committee.

Consultant to the TFF Study Group since 1996 (a non-profit initiative assisting development in southern Africa). Retired President of The Ford Foundation (1979-1996). Chairman of the oversight board of the September 11 Fund (2001-2005). Advisor, United Nations Fund for International Partnerships. Director of Alcoa Inc.; Citigroup N.A.; and PepsiCo, Inc.

Age: 71

Ronald A. Williams, Director of Lucent since 2003.
Committees: Corporate Governance and Nominating Committee (Chairman) and Audit and Finance Committee.

President and Director of Aetna, Inc. since 2002. Executive Vice President and Chief of Health Operations, Aetna Inc. (March 2001–May 2002). President, Blue Cross of California (1995–2001). Group President, Large Group Division, WellPoint Health Networks Inc., Blue Cross of California (1999–2001). Member of the Board of Trustees of The Conference Board. Member of Dean’s Advisory Council and the Corporate Visiting Committee at the Massachusetts Institute of Technology.

Age: 56

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table presents the beneficial ownership of our common stock as of October 1, 2005 by each of our directors, each nominee for director and each executive officer named in the Summary Compensation Table, as well as all of our directors and executive officers as a group. Except as otherwise noted, the named individuals, or their family members, had sole voting and investment power with respect to such securities.
The directors and executive officers as a group own less than 1% of Lucent’s outstanding common stock. The company does not know of any person who beneficially owns more than 5% of our outstanding common stock.

		Other
	Common Stock	Common
	Beneficially	Stock
Name	Owned(1)	Equivalents(2)	Total

Linnet F. Deily(3)	0	0	0
Robert E. Denham	75,671	119,309	194,980
Daniel S. Goldin	130,961	53,660	184,621
Edward E. Hagenlocker	29,946	48,721	78,667
Carla A. Hills	50,459	129,474	179,933
Karl J. Krapek	132,280	0	132,280
Richard C. Levin	130,961	0	130,961
Patricia F. Russo	10,195,100	2,310,992	12,506,092
Henry B. Schacht	6,060,586	14,555	6,075,141
Franklin A. Thomas	103,000	173,609	276,609
Ronald A. Williams	55,000	52,103	107,103
Frank A. D’Amelio	4,194,269	0	4,194,269
Janet G. Davidson	2,316,448	28,353	2,344,801
James K. Brewington	2,476,801	33,569	2,510,370
Cynthia K. Christy-Langenfeld	548,393	28,353	576,746
Directors and executive officers as a group (21 persons)	29,493,829	3,399,275	32,893,104

(1)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of October 1, 2005, pursuant to stock options awarded under company stock plans:

Linnet F. Deily — 0 shares	Patricia F. Russo — 8,986,058 shares
Robert E. Denham — 10,671 shares	Henry B. Schacht — 4,948,611 shares
Daniel S. Goldin — 67,000 shares	Franklin A. Thomas — 101,532 shares
Edward E. Hagenlocker — 5,000 shares	Ronald A. Williams — 5,000 shares
Carla A. Hills — 31,137 shares	Frank A. D’Amelio — 3,871,873 shares
Karl J. Krapek — 5,000 shares	Janet G. Davidson — 2,154,334 shares
Richard C. Levin — 5,000 shares	James K. Brewington — 2,467,567 shares
Cynthia K. Christy-Langenfeld — 488,858 shares
       Directors and executive officers as a group (21 persons) — 26,058,526 shares

(2)	Includes restricted stock units and amounts held in Lucent stock accounts under the company’s Deferred Compensation Plan. The value of these accounts depends directly on the market price of Lucent common stock.

(3)	Linnet F. Deily joined the Lucent Board in November 2005.

Share Ownership Guidelines
All non-employee directors are required to hold at least 50% of all Lucent common stock received as payment for director retainers and fees until they no longer serve on our Board.
We recently changed our share ownership requirements for officers. The Chairman and CEO must hold Lucent common stock valued at three times her annual salary, and all other executive officers and certain other officers must hold Lucent common stock valued at two times their annual salary. These officers must meet the ownership guidelines by the end of fiscal 2010.

ITEM 2
RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Finance Committee has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit our financial statements for the fiscal year ending September 30, 2006. In making this appointment, the Audit and Finance Committee considered the performance and independence of PricewaterhouseCoopers, including whether any non-audit services performed by PricewaterhouseCoopers are compatible with maintaining independence.
This year, we are asking our shareowners to ratify the appointment of PricewaterhouseCoopers as our independent public accounting firm. Although ratification is not required, the Board is submitting the appointment of PricewaterhouseCoopers to our shareowners for ratification because we value our shareowners’ views on our independent public accounting firm. If our shareowners fail to ratify the appointment, it will be considered as a recommendation to the Audit and Finance Committee to consider the appointment of a different firm for fiscal year 2007. Even if the appointment is ratified, the Audit and Finance Committee may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareowners.
A representative from PricewaterhouseCoopers will be present at the annual meeting and will be available to make such comments as may be appropriate and to answer proper questions.
Vote Required and Recommendation of Board of Directors. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers as our independent public accountants. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against this proposal. Brokers have discretionary voting power with respect to this proposal.
Your Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers as our independent public accountants.
Policy and Procedures to Approve PricewaterhouseCoopers’ Services
To help ensure the independence of our independent auditors, the Audit and Finance Committee has adopted a policy and procedures that set forth the manner by which the Audit and Finance Committee will review and approve all services to be provided by PricewaterhouseCoopers before the firm is retained. The policy and procedures can be viewed on our website at www.lucent.com/investor/governance.html.
Pursuant to the policy and procedures, the Audit and Finance Committee pre-approves all audit services and non-audit services to be provided to the company by its independent auditors. All fees paid to PricewaterhouseCoopers in fiscal 2005 were pre-approved in accordance with this policy. Any member of the Audit and Finance Committee has the authority to grant the required approvals, provided that any exercise of such authority is presented at the next committee meeting.

The Audit and Finance Committee will not approve any non-audit service that the independent auditors are prohibited by law to provide, or any non-audit service that individually or in the aggregate may impair, in the Audit and Finance Committee’s opinion, the independence of the independent auditors.
In October 2004, the Audit and Finance Committee revised the policy and procedures to limit services to be provided by the independent auditors to audit services, audit-related services, services under engagements already approved, but not yet completed as of October 2004, and the following tax services:

(a) preparation and filing of tax returns for our benefit plans, trusts and the Lucent Technologies Foundation;

(b) preparation and filing of tax returns for acquired companies during their initial year after acquisition;

(c) support for audits on previously filed tax returns for which the independent auditors provided preparation services; and

(d) other tax services to be provided in fiscal 2005 that are being transitioned to a new service provider.
Although the Audit and Finance Committee believes that tax and other non-audit services performed by our independent auditors have not impaired their independence, the committee decided to exclude these services in the future to further assure our shareowners and other investors of our independent auditors’ independence.
Fees Billed by PricewaterhouseCoopers
The following table summarizes fees for professional audit services rendered by PricewaterhouseCoopers for the audits of the financial statements for the years ended September 30, 2005 and 2004, and fees billed to the company by PricewaterhouseCoopers for other services during fiscal 2005 and fiscal 2004:

	Worldwide Fees
	($ in thousands)

Service	Fiscal 2005	Fiscal 2004

Audit Fees	$21,020	$7,654
Audit-Related Fees	$1,909	$1,764

Total Audit and Audit-Related Fees	$22,929	$9,418
Tax Fees
Tax Return Preparation & Consultation for International Subsidiaries	$530	$1,427
Federal, State and Local Tax	20	206
Pension and Employee Benefit Services	697	755
Expatriate Tax Services	602	5,205
Sales and Use Tax Recovery Audits	0	1,425

Total Tax Fees	$1,849	$9,018
All Other Fees	$0	$348

Total	$24,778	$18,784

Audit Fees: Fees for professional services rendered for the audit of our consolidated financial statements, services related to our Securities Act and Securities Exchange Act filings with the SEC, audits of statutory accounts and related regulatory filings. The significant increase in the audit fees for 2005 is due to the extensive work related to the testing of internal controls over financial reporting and the attestation required by Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees: Fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. The services in this category include audits of our employee benefits plans, accounting consultation and due diligence in connection with acquisitions or dispositions, planning efforts related to the review of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and audits of certain subsidiaries.
Tax Fees: Fees for preparation and review of tax returns for international subsidiaries, filings and related services for pension and employee benefits plans, expatriate tax services, and sales and use tax advisory and recovery services. The fees will be significantly reduced in the future because of the Audit and Finance Committee’s decision to preclude the company’s independent auditors from performing many of these services, as described above. Services for tax return preparation and consultation for international subsidiaries and expatriate tax services were transitioned to a new service provider in 2004 and 2005, and the company does not anticipate any fees from PricewaterhouseCoopers in the future for these services. Similarly, PricewaterhouseCoopers will not provide services for sales and use tax recovery audits in the future under the current pre-approval policy.
All Other Fees: These fees were for assistance in executing a business continuity program and in complying with federal and state workers’ compensation self-insurance reporting requirements, and miscellaneous other services.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

We, the Audit and Finance Committee of the Board of Directors, are directors who meet the New York Stock Exchange standards for independence and the company’s Director Independence Standards. Each of us also meets the Securities and Exchange Commission’s requirements for audit committee member independence. We operate under a written charter adopted by the Board of Directors.
We met with management periodically during the year to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. We discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors. We also discussed with the company’s senior management and independent auditors the process used for certifications by the company’s chief executive officer and chief financial officer, which are required for certain of the company’s filings with the Securities and Exchange Commission. We met privately at our regularly scheduled committee meetings with both the independent auditors and the internal auditors, as well as with the chief financial officer and the general counsel & chief compliance officer, each of whom has unrestricted access to us.
Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discussed with us any issues they believed should be raised with us.
We reviewed with management and PricewaterhouseCoopers, the company’s independent auditors, the company’s audited financial statements, and met separately with both management and PricewaterhouseCoopers to discuss and review those financial statements and reports prior to issuance. Management has represented, and PricewaterhouseCoopers has confirmed, to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We appointed PricewaterhouseCoopers as the independent auditors for the company after reviewing the firm’s performance and independence from management. We received from and discussed with PricewaterhouseCoopers the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. We also discussed with PricewaterhouseCoopers matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by PricewaterhouseCoopers, and discussed with the auditors their independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

Robert E. Denham (Chairman)
Karl J. Krapek
Richard C. Levin
Ronald A. Williams

ITEM 3
PROPOSAL TO APPROVE AN AMENDMENT TO THE RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT THE DISCRETION OF
OUR BOARD OF DIRECTORS

General Information
We are asking shareowners to approve a proposal that would grant the Board of Directors the authority to effect a reverse stock split at any of the following three ratios: 1-for-5; 1-for-10; or 1-for-15. At our 2003, 2004 and 2005 annual meetings, shareowners authorized the Board of Directors to effect a reverse stock split at any one of four ratios. The authority granted by shareowners to the Board of Directors at the 2005 annual meeting expires on February 15, 2006. The Board of Directors has not yet effected a reverse stock split at the time this proxy statement was printed because the Board has determined that the timing has not yet been appropriate to effect a reverse stock split in a manner that would be beneficial to the long-term value of Lucent common stock with the least amount of adverse impact on the short-term value. However, the Board of Directors still believes shareowners’ interests will be best served if the Board has the authority and flexibility to effect a reverse stock split.
Accordingly, the Board of Directors has again unanimously adopted a resolution seeking shareowner approval of an amendment to Lucent’s Restated Certificate of Incorporation to effect a reverse stock split of Lucent common stock. If shareowners approve this proposal, the Board of Directors may subsequently effect, in its sole discretion, a reverse stock split based upon any of the following three ratios: 1-for-5; 1-for-10; or 1-for-15. If this amendment is approved by shareowners, the Board of Directors would have the authority to effect a reverse stock split at any of those ratios at any time until February 14, 2007. In addition, notwithstanding approval of this proposal by shareowners, the Board of Directors may determine not to effect, and abandon, a reverse stock split without further action by our shareowners.
Reasons for a Reverse Stock Split
The Board of Directors believes that it is in the interest of our shareowners and Lucent for the Board to have the authority to effect a reverse stock split for the following reasons:

•	Raise our stock price to more attractive levels: A higher stock price would return our share price to a price level typical of share prices of other widely owned public companies. The Board of Directors believes that a higher share price of Lucent common stock may meet investing guidelines for certain institutional investors and investment funds.

•	Reduce transaction costs to our shareowners: Our shareowners may benefit from relatively lower trading costs for a higher priced stock. We believe many investors pay commissions when they buy or sell Lucent common stock based upon the number of shares traded. Because of our relatively low stock price, investors are required to pay more commissions to trade a fixed dollar amount than they would have to pay if our stock price was higher. In addition, shareowners owning very few shares may not have an economic way to sell their shares. If these shareowners are left with only fractional shares as a result of a reverse stock split, their interests can be liquidated without transaction costs, as we would absorb those costs.

•	Reduce our costs: As of November 30, 2005, we had approximately 4 million record and beneficial shareowners, many of who held very few shares. As a result of a reverse stock split, holders of only a fractional share would be cashed out in a manner that would not cost these shareowners any commissions. This process would reduce the number of shareowners, particularly those with very few shares. As a result, we will incur reduced annual costs related to shareowner communications, such as annual printing and mailing of our proxy statement and annual report.

•	Enhance earnings per share visibility: If we have fewer shares outstanding, shareowners will have better visibility into our earnings per share and changes in earnings per share. For example, we had approximately 5.2 billion shares outstanding on a fully diluted basis for fiscal 2005, so $.01 per share of earnings was equal to $52 million. A reverse stock split at a 1-for-10 ratio would reduce a $.01 per share of earnings to $5.2 million. Accordingly, smaller changes in our results would be reflected in our per share earnings.

The Board of Directors believes that shareowner approval of three exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to achieve the desired results of a reverse stock split. If approved, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the shareowners at that time and would optimize the long-term value of our common stock and have the least impact on the short-term value of our stock. The Board of Directors has considered on different occasions since our 2003 annual meeting whether to effect a reverse stock split and has determined that the proper time has not yet occurred. The Board believes it can best have the opportunity to achieve this objective if the shareowners give the Board authority to effect a reverse stock split until February 2007.
Timing and Effective Date
To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the three ratios set forth in this proposal. No further action on the part of shareowners will be required to either implement or abandon a reverse stock split. We would communicate to the public prior to the effective date of a reverse stock split additional details regarding the reverse stock split, including the specific ratio the Board of Directors selects.
If this proposal is approved and the Board of Directors does not implement the reverse stock split prior to February 15, 2007, the Board’s authority to implement a reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, a reverse stock split if it determines, in its sole discretion, that a reverse stock split is no longer in the best interests of our shareowners.
The Board of Directors still has the authority to effect a reverse stock split before the 2006 annual meeting. Should the Board of Directors effect a reverse stock split prior to the 2006 annual meeting, we would withdraw this proposal from the agenda.
Procedure for Effecting a Reverse Stock Split
If the shareowners approve this proposal and the Board of Directors decides to implement a reverse stock split at any time prior to February 15, 2007, we will file a Certificate of Amendment with the

Secretary of State of the State of Delaware to amend our existing Restated Certificate of Incorporation. A reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of the reduced number of post-reverse stock split shares (based upon the ratio selected). The text of the Certificate of Amendment is set forth in Exhibit C to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for a reverse stock split.
Certain Risk Factors Associated with a Reverse Stock Split
There can be no assurance that the market price per new share of Lucent common stock after a reverse stock split will increase in proportion to the reduction in the number of old shares of Lucent common stock outstanding before a reverse stock split. For example, based on the closing price on the NYSE of Lucent common stock on November 1, 2005 of $2.74 per share, if the Board of Directors decided to implement a reverse stock split and selected a reverse stock split ratio of 1-for-10, there can be no assurance that the post-split market price of Lucent common stock would be $27.40 per share or greater. Accordingly, the total market capitalization of Lucent common stock after a reverse stock split could be lower than the total market capitalization immediately before a reverse stock split.
Furthermore, while the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share price that will attract or satisfy the investing guidelines of institutional investors or investment funds.
Impact of a Reverse Stock Split if Implemented
If approved and implemented, a reverse stock split will be realized simultaneously for all Lucent common stock and the ratio will be the same for all shares. A reverse stock split will affect all of Lucent’s shareowners uniformly and will not affect any shareowner’s percentage ownership interests in Lucent, except to the extent that a reverse stock split would result in a shareowner owning a fractional share. Shareowners otherwise entitled to fractional shares as a result of a reverse stock split will receive cash payments in lieu of such fractional shares, as described in more detail below.
A reverse stock split may increase the number of shareowners who own odd lots (less than 100 shares). Shareowners who hold odd lots may experience an increase in the cost of selling their shares.
Effect on Fractional Shares: Shareowners will not receive fractional post-reverse stock split shares in connection with a reverse stock split. Instead, the transfer agent or other third party will aggregate all fractional shares and sell them as soon as practicable after the effective date on the open market. We expect that the sale will be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, shareowners will receive cash payments in amounts equal to their pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale. However, the proceeds will be subject to federal income tax. In addition, these shareowners will not be entitled to receive interest for the period of time between the effective date of a reverse stock split and the date they receive payment for the cashed-out shares.
If you do not hold sufficient Lucent shares to receive at least one share in the reverse stock split and you want to continue to hold Lucent common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date of a reverse stock split:

1. Purchase a sufficient number of shares of Lucent common stock (either on the open market or through The Bank of New York’s BuyDIRECT plan) so that you hold at least an amount of shares of Lucent common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Lucent common stock on a post-reverse stock split basis; or

2. If you have Lucent common stock in more than one account, consolidate your accounts so that you hold at least an amount of shares of Lucent common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of Lucent common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in Lucent’s stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same shareowner will be considered held in separate accounts and will not be aggregated when effecting a reverse stock split.

Effect on Employee Plans, Stock Options and Stock Units: The number of shares reserved for issuance under Lucent’s existing stock option plans and the employee stock purchase plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by the Board of Directors.
Lucent restricted stock units and Lucent common stock units in Lucent’s savings plans or deferred compensation plan will also be adjusted based on the reverse stock split ratio selected by the Board of Directors.
Effect on Registered and Beneficial Shareowners: Upon a reverse stock split, we intend to treat shareowners holding Lucent common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareowners whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Lucent common stock in “street name.” However, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.
Effect on Our Convertible Securities: If you are a holder of our 7.75% Cumulative Convertible Trust Preferred Securities, 8% Redeemable Subordinated Debentures or 2.75% Series A or Series B Convertible Senior Debentures, the number of Lucent common shares into which each convertible security may be converted will be adjusted proportionately in accordance with the terms of each security, based on the reverse stock split ratio selected by the Board of Directors.
Effect on Our Warrants: The number of shares that may be issued upon the exercise of warrants to purchase Lucent common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors and the exercise price of the warrants will be adjusted proportionately in accordance with the terms of the warrants.
Effect on Registered “Book-entry” Shareowners: Our registered shareowners may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. Certain registered shareowners also may hold shares through The Bank of New York’s BuyDIRECT Plan. These shareowners will not have stock certificates evidencing their ownership of Lucent common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.
If you hold registered shares in a book-entry form, you will not need to take any action to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.
Effect on Registered Certificated Shares: Some of our registered shareowners hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of a reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificates, you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.
No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.
Shareowners should not destroy any stock certificates and should not submit any stock certificates until requested to do so.
Effect on Authorized Shares: A reverse stock split will not reduce the number of authorized shares. Accordingly, upon the effectiveness of a reverse stock split, the number of authorized shares of Lucent common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Lucent common stock issued and outstanding. We have 10 billion shares of authorized common stock, of which approximately 4.5 billion shares were issued and outstanding as of November 30, 2005, and 250 million shares of authorized preferred stock, all of which are unissued at this time.
Anti-Takeover Effect: A reverse stock split will significantly increase the proportion of authorized and unissued shares to issued shares. This ratio could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction to control Lucent or combine Lucent with another company. However, this reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Lucent’s shares of common stock or obtain control of Lucent, nor is it part of a plan for a series of amendments to our Restated Certificate of Incorporation. Other than this proposal for a reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of Lucent.
No Appraisal Rights
Under the General Corporation Law of the State of Delaware, our shareowners are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide shareowners with any such rights.
Accounting Matters
A reverse stock split will not affect the par value of Lucent common stock. As a result, as of the effective date of a reverse stock split, the stated capital attributable to Lucent common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of Lucent common stock will be restated because there will be fewer shares of Lucent’s common stock outstanding.
Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of certain material United States federal income tax consequences of a reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of a reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-

reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareowner may vary depending upon the particular facts and circumstances of such shareowner.
Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareowner upon such shareowner’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to a reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in a reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the shareowner’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. A shareowner’s holding period for the post-reverse stock split shares will include the period during which the shareowner held the pre-reverse stock split shares surrendered in a reverse stock split. No gain or loss will be recognized by Lucent as a result of a reverse stock split. The receipt of cash instead of a fractional share of Lucent common stock by a holder of Lucent common stock generally will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date. The deductibility of capital losses is subject to limitation.
Our view regarding the tax consequences of a reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREOWNER SHOULD CONSULT WITH THE SHAREOWNER’S OWN TAX ADVISOR WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.
Vote Required and Recommendation of Board of Directors. The affirmative vote of a majority of all outstanding shares of Lucent common stock entitled to vote on this proposal will be required for approval of this proposal. An abstention will have the effect of a vote against this proposal. If the NYSE considers this to be a routine proposal, a nominee holding shares in street name may vote for the proposal without voting instructions from the beneficial owner. The NYSE has considered our proposals for a reverse stock split at each of our last three annual meetings to be routine, and we expect that this proposal will also be considered routine by the NYSE.
Your Board of Directors recommends a vote “FOR” this proposal to approve an amendment to the Restated Certificate of Incorporation of Lucent to authorize the Board of Directors to effect a reverse stock split at one of the following three ratios: 1-for-5; 1-for-10; or 1-for-15.

SHAREOWNER PROPOSALS

We expect the following four proposals (Items 4 through 7) to be presented by shareowners at the annual meeting. Some of the proposals may contain assertions or statements that we believe may not be correct, and we are not attempting to refute each such statement. Instead, we are addressing the merits of each proposal in our response and indicating why the Board is recommending a vote against each of the proposals.

ITEM 4
SHAREOWNER PROPOSAL REGARDING DISCLOSURE OF POLITICAL CONTRIBUTIONS

Evelyn Y. Davis, with an office at the Watergate Office Building, 2600 Virginia Avenue N.W., Washington, D.C., owner of 2,000 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:
RESOLVED: “That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to stockholders. “And if no such disbursements were made, to have that fact publicized in the same manner.”
REASONS: “This proposal, if adopted, would require the management to advise the shareowners how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.”
“Last year the owners of 335 million shares representing approximately 20% of shares voting, voted FOR this proposal.”
“If you AGREE, please mark your proxy FOR this resolution.”
Company Response to Shareowner Proposal
Under applicable law, we cannot make corporate contributions to federal candidates. We do make occasional contributions to state and local candidates where permitted by law. In addition, some of our employees, on a voluntary basis, contribute to an employee political action committee, as do employees at many other companies. In each instance, our employee political action committee and the company fully comply with all applicable reporting and public disclosure requirements. We do participate in business-oriented political, trade and civic associations, which make their positions known on legislation that is significant to our business. The Board of Directors believes that these are important efforts that should not be hindered by special disclosure rules, which are not required by any federal, state or local regulatory authority.
Because we are committed to complying with applicable campaign finance laws, including all reporting requirements, we believe the report requested in this proposal is unnecessary and not worth the cost to the company. Furthermore, much of the information requested by the proponent to be disclosed can be obtained through existing sources. For example, all reports filed with the Federal Election Commission are available to the public. Accordingly, shareowners who are interested in reviewing our corporate political expenditures and the expenditures of our employee political action committee may already have access to this information.
Vote Required and Recommendation of Board of Directors. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowner proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.
Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

ITEM 5
SHAREOWNER PROPOSAL REQUESTING FUTURE CASH BONUS OR INCENTIVE
COMPENSATION BE CONTINGENT UPON RESTORATION OF RETIREE BENEFITS

Frank C. Minter, 415 Highgate Hill Road, Indian Springs, Alabama 35124, who owns 5,000 shares of the company’s common stock, proposes the adoption of the following shareowner proposal:
Resolved: The shareholders of Lucent urge the Board to direct Management that no cash bonus or incentive compensation other than stock options be awarded to those employees designated as “senior managers (officers)” until those benefits taken away from retirees during recent years of Lucent’s financial difficulty have been restored.
Supporting Statement: When employees decide to retire they make decisions about their future financial situation based on commitments made by company management. When Management changes the rules or breaks those commitments, employees are financially harmed. In recent years, Lucent has experienced severe financial difficulty and it has been necessary to curtail and/or eliminate many benefits previously paid. Lucent has now returned to a level of profitability that suggests it should reinstate those benefits they took away. This is illustrated by their payment last year of over $16 million in bonuses to their top five (5) senior officers and additional sums to their other officers.
An example of a retiree benefit that was taken away is the retiree death benefit that provided the payment of a benefit equal to a year’s salary at the death of the retiree if there was a mandatory beneficiary (normally a spouse). At the time of retirement, the employee would normally consider this benefit in making other financial decisions. When the company unilaterally removed it many years later the employee cannot go back and change those earlier decisions. As a retired senior financial officer of Lucent, I am one of those whose earlier decisions were negatively impacted by this unilateral decision made by Lucent management.
Cash bonuses are an appropriate compensation tool for senior management, but such large amounts should not be paid unless retirees are treated equitably as well.
Please vote FOR this resolution.
Company Response to Shareowner Proposal
Adoption of this proposal would not serve to enhance shareowner value and would hurt Lucent’s competitiveness over the long term. Our primary responsibility is to operate the business in a manner that enhances shareowner value over time, while adhering to the highest standards of ethics. Operating results are the key driver of shareowner value over time. Cash incentive compensation is designed to reward employees for achieving operating results, particularly operating improvements year over year, and performing against the company’s plan. To achieve these results, management must have the discretion to make many short and longer-term decisions that will likely impact results (which include the level of retiree benefits the company can support). If this proposal were to be adopted, it could call for the restoration of retiree benefits to a cost and expense level that the company cannot afford and would be detrimental to shareowners. Lucent’s ability to provide some level of retiree healthcare and contribute to its pension plans is contingent on the company’s continued success and growth.
Lucent operates in a competitive global industry. To be successful, we must attract and retain highly skilled talent. The caliber of people who work at all levels at Lucent have the marketable skills and capabilities to work at other firms. While there are many factors that cause a potential employee to join the company and current employees to stay, a central factor is being able to participate in a competitive compensation program that they view as being fair and appropriate relative to their experience, duties, and the performance goals expected of them. Our compensation program is fair, appropriate and competitive with those of companies with which we compete for talent. Placing the type of limitations called for in the proposal would limit employees’ incentive compensation even in years when the company has strong operating results, which could drive employees to leave the company.
We have had to make difficult choices over the past several years with respect to many areas of our business in order to position ourselves for success in a highly competitive and rapidly evolving global business environment. To accomplish this objective, we restructured the business and significantly reduced our costs through numerous actions. These necessary business decisions have impacted our active employees at all levels by the way of headcount reductions and reduced benefits. The elimination or reduction of certain retiree benefits was without question a very difficult, but necessary, decision for us.
Vote Required and Recommendation of Board of Directors. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowner proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.
Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

ITEM 6
SHAREOWNER PROPOSAL REGARDING PERFORMANCE-BASED EQUITY COMPENSATION

Joanne M. Raschke, 231 Pinetuck Lane, Winston-Salem, North Carolina, who owns 5,000 shares of the company’s common stock, proposes the adoption of the following shareowner proposal:
Resolved, that the shareholders of Lucent Technologies request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (viz., stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.
“Performance-based” equity compensation is defined here as:

(a) Indexed stock options, the exercise price of which is linked to an industry index;

(b) Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c) Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period (e.g., 180 days).

Supporting Statement
As long-term shareholders, we support compensation policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value. We believe that a greater reliance on performance-based equity grants is particularly warranted at Lucent.
The compensation of Lucent’s senior executives appear to be completely disconnected from returns to shareholders. During her first three years as CEO, Patricia Russo received equity compensation valued at over $33 million — including nearly 14.2 million standard options — yet Lucent’s share price remains 55% lower than the day she became CEO in 2002.
For fiscal 2003, Lucent reported a net loss of $1.2 billion. The Board’s response? It awarded the top five senior executives 9.3 million standard stock options in 2003 — at an exercise price equal to the market price.
For fiscal 2004, Lucent reported net income (before income taxes) of $1.14 billion, its first profit in four years. But, as Wall Street analysts observed, nearly all of this “profit” resulted from $1.11 billion in non-cash accounting credits attributable to projected returns on Lucent’s pension assets. The Board’s response: it awarded 5.6 million more options to the five top officers.
We believe that Lucent is the classic case of a company that awards an unnecessarily large quantity of standard stock options that can yield windfalls for executives who are merely lucky enough to hold them during a rising market.
Many leading investors criticize standard options as inappropriately rewarding mediocre performance. Warren Buffett has characterized standard stock options as “really a royalty on the passage of time” and has spoken in favor of indexed options.
In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.
This proposal received support from a majority of shares that voted for or against last year, yet we see no evidence that Lucent’s Board has moved to benchmark equity compensation to the relative performance of management against the market.
Please VOTE FOR this proposal.
Company Response To Shareowner Proposal
Our long-term incentive program effectively aligns participants’ interests with those of Lucent’s shareholders.
We agree that compensation programs should be designed to motivate participants to create value for Lucent’s shareowners over the long-term. However, there is no evidence that suggests the best or only way to do this is by providing the types of equity-based grants cited in the proposal. In fact, the use of these types of equity programs is not prevalent market practice generally, nor are they used by our direct competitors.
We put extensive effort into understanding market practices because we agree that compensation programs should be designed to motivate participants, especially those at higher levels of responsibility, to create value for Lucent’s shareowners over the long-term. Based on our review, we believe our program is appropriate and effective in aligning the interests of participants with those of our shareowners.
As described more fully in the Leadership Development and Compensation Committee’s report commencing on page 35, Lucent’s compensation program includes two forms of long-term incentives — three year performance awards and stock options. The size and frequency of grants under both programs is based on each employee’s demonstrated level of performance over time.

Lucent’s current long-term incentive program was adopted three years ago and modified effective for fiscal 2006 to further strengthen the alignment of participant’s interests with those of Lucent’s shareowners. These modifications came as a result of a comprehensive total compensation study the Leadership Development and Compensation Committee, which is comprised solely of independent Board members, conducted this past year. In addition to this study, the Committee annually reviews compensation levels and practices. In conducting the study and annual reviews, the Committee consults with an independent outside consultant.
Under the three-year performance award program, awards are earned based on the achievement of specific performance objectives set forth at the start of each year of the three-year performance cycle. Effective with the 2006-2008 performance cycle, a portion of the target award for all participants — and in fact 100% of the award to company officers — is denominated in shares of Lucent stock. So, the ultimate value of any final award the participant receives is not only dependent upon the achievement of the annual performance goals set by the Leadership Development and Compensation Committee, but also on the price of Lucent’s stock at the conclusion of the three-year period.
We believe stock option grants are inherently performance-based as they provide no value to a recipient until the vesting requirements have been met and, subsequently, the trading price of the company’s stock exceeds the price at which the options were granted. The option grants awarded in recent years vest ratably over a four-year period from the date of grant, and expire seven years from the date of grant. In addition, for some grants to officers, the net shares obtained upon exercise of the option must be held for one year from exercise before they can be sold. Therefore, for any value to be derived from an option grant, Lucent’s performance needs to be at a level that, in comparison to the industry and the overall stock market, continues to drive increased stock price performance and shareowner value over a multi-year period. If the price of the stock does not exceed the grant price before the option’s term expires, the option ends up worthless.
A review of the compensation of Ms. Russo, Lucent’s CEO, illustrates the close alignment of our long-term incentive program with driving shareowner value. Since returning to Lucent in January 2002, Ms. Russo has received stock options covering about 12.6 million shares and 4.3 million restricted shares. A portion of these shares were awarded to replace compensation she forfeited upon leaving her former employer and the remainder to provide her with an incentive to drive performance that will increase shareowner value over the long term. While the attributed value of these stock option awards at grant is over $29 million, Ms. Russo has approximately $17 million of this value related to stock options that have an exercise price of $6.26 per share and, therefore, cannot be exercised at a profit unless the price of Lucent’s stock exceeds that exercise price prior to the expiration of the grants. In addition, as shown on page 44, the total value of all of Ms. Russo’s stock option grants, assuming exercise, as of September 30, 2005, was $4,675,000, of which only $2,312,500 related to vested options and the remaining to unvested option grants. The value Ms. Russo ultimately receives from all of her option grants will depend upon the future price of Lucent’s stock at the time she exercises the options.
For the reasons cited above, we believe adoption of this proposal is unnecessary as our current approach to long-term incentives already effectively aligns the interests of participating employees with those of Lucent’s shareowners.
Vote Required and Recommendation of Board of Directors. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowner proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.
Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

ITEM 7
SHAREOWNER PROPOSAL TO EXCLUDE NON-CASH PENSION CREDIT FROM EARNINGS
USED TO DETERMINE INCENTIVE COMPENSATION FOR EXECUTIVE OFFICERS

James E. Stickel, 8385 SE 173rd Hendricks Lane, The Villages, Florida, who owns 4,644 shares of the company’s common stock, proposes the adoption of the following shareowner proposal:
RESOLVED: The shareholders of Lucent Technologies urge the Board to determine future awards of performance-based compensation for executive officers using a measure of earnings that excludes non-cash “pension credit” that result from projected returns on employee pension fund assets, and to report annually to shareholders on the specific financial performance measure used to award performance pay.
Supporting Statement: A very large share of the company’s reported earnings is not cash flow from ordinary operations, but rather accounting rule income from “pension credits.” Because pension credits reflect neither operating performance nor even actual returns on pension assets, we believe these credits should not factor into performance-based compensation.
For example, for fiscal 2004 Lucent reported $1.14 billion in pretax net income – it’s first profitable year since 2000. But as Wall Street analysts quickly observed, non-cash pension credits accounted for $1.1 billion (or 98%) of this reported gain.
Merrill Lynch’s analyst wrote last May: “Pension credits continue to mask weak underlying profitability. Excluding these credits, Lucent’s operating income was only 1.3%, among the lowest in telecom equipment.”
This accounting alchemy has continued year after year, pumping up executive pay, but not shareholder value. Lucent used pension credits to boost its reported net operating income by $971 million in 2000, $1.03 in 2001, 1.22 in 2002 and $1.02 billion in 2003.
Pension income is simply not a relevant measure of management’s operating performance.
Moreover, because accounting credits are based on assumptions set by management, the projected gains may not even exist. For example, while management assumed a $6.8 billion return on pension assets for 2001 and 2002, the pension trust actually lost $9.3 billion. The funded status of the trusts plunged from a $19 billion surplus to a $1.7 billion deficit.
In the 2004 proxy statement, Lucent stated that it would “effectively exclude pension credits from consideration when calculating executive compensation.” But subsequent performance awards suggest the Board has either changed the policy, or is interpreting “effectively exclude” quite liberally.
As noted, Lucent’s celebrated return to profitability in 2004 was almost entirely attributable to pension accounting credits. In the 2005 proxy statement, the Board Compensation Committee did not discuss the reality of a trivial $30 million pretax gain (after subtracting pension credits). Instead, it gushed that “Lucent’s 2004 results were at the high end of the operating income performance range established at the beginning of the year.” In recognition of this “profitability” (98% of it attributable to pension credits), the Board awarded CEO Russo a $2.95 million bonus, far exceeding her $1.8 million target bonus.
Boosting performance pay with pension income also creates incentives contrary to shareowner interests, in our opinion. If incentive pay formulas encourage management to skip cost-of-living adjustments expected by retirees, or to reduce retirement benefits expected by employees, we believe the ability to recruit and retain highly skilled employees is undermined.
We believe that excluding pension credits from performance compensation metrics would help to assure shareowners that this discretion will not lead to conflicts of interest.
Please VOTE FOR this resolution.

Company Response To Shareowner Proposal
The adoption of this proposal is not necessary because the net pension credit does not impact executive compensation. Since 2003, we have expressly committed to this practice as a matter of policy. In addition, the company paid no performance bonuses to executive officers for fiscal years 2000, 2001 or 2002, although in each of these years we had significant pension income.
Annual and long-term incentive awards to all eligible employees, including executive officers, is determined by the company’s performance against specific operating income targets set by the Leadership Development and Compensation Committee at the start of each fiscal year. Beginning in 2006, the payout of incentive awards will also be impacted by the achievement of specific revenue targets. These targets are based on the Board’s annual assessment of the outlook for our industry and the corresponding revenue and operational improvement goals set for the company.
Under Generally Accepted Accounting Principles (GAAP), we are required to estimate and recognize the cost, net of estimated returns on pension plan assets, of providing a pension to our current and former eligible employees, which necessarily impacts income. These estimates are based upon assumptions made at the beginning of each year regarding discount rates and the investment earnings of pension plan assets, both of which are clearly disclosed in our financial statements. The assumptions remain fixed throughout the year for both financial reporting and compensation purposes. Per our policy, any increase or decrease in the pension credit caused by an adjustment in pension-related benefits during the year is excluded from the calculation of operating income used to determine the funding level for annual and long-term incentive awards.
In line with our pay-for-performance philosophy, it should be noted that the operational performance of the company, excluding the pension credit, improved from fiscal 2003 to fiscal 2005 by over $1.6 billion in total. This was largely driven by higher sales, higher gross margins and lower operating expenses. It is the performance in these areas that served as the basis for incentive compensation funding provided to all employees, including executive officers.
For clarification, we also note that the proponent’s supporting statement refers to losses of $9.3 billion on the investment of our pension plan assets during fiscal years 2001 and 2002 under GAAP as reported in our annual report. However, the supporting statement ignores the $9.8 billion gain reported for fiscal 2000 and the $9.3 billion of gains reported for fiscal 2003 and 2004. We believe that it is best to focus on the long-term performance of our pension fund assets, which for the five-year period ending on September 30, 2004 was a net gain of $9.8 billion under GAAP.
Finally, Lucent discusses the pension impact on its quarterly webcast calls for investors on the same day it announces earnings. Moreover, the pension credit is a stand-alone line item on the cash flow statement, which is one of the financial statements that accompanies Lucent’s earnings press releases. The investment community is well aware of the impact of Lucent’s pension credit when analyzing the company and its prospects. Lucent takes its responsibility to investors very seriously and consistently reports its financial results with transparency and integrity.
Vote Required and Recommendation of Board of Directors. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowner proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.
Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

SUBMISSION OF SHAREOWNER PROPOSALS

Shareowners may submit proposals on matters appropriate for shareowner action at meetings of Lucent’s shareowners in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareowner wants us to include such a proposal in our proxy statement for presentation at our 2007 Annual Meeting of Shareowners, the proposal must be received by our Corporate Secretary, at 600 Mountain Avenue, Room 3C-536, Murray Hill, New Jersey 07974, no later than September 5, 2006, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareowner submitting the proposal is not the holder of record, the shareowner will need to submit to us proof of ownership for at least one year. This can generally be obtained from the broker or other nominee holding the shares. We are not required to include any proposal received after September 5, 2006 in our proxy materials for the 2007 annual meeting.
A shareowner may also nominate directors or have other business brought before the 2007 annual meeting by submitting the nomination or proposal to us on or after October 5, 2006, and on or before November 4, 2006, in accordance with Section 2.7 of our by-laws. The nomination or proposal must be delivered to our Corporate Secretary, 600 Mountain Avenue, Room 3C-536, Murray Hill, New Jersey 07974, and meet all the requirements of our by-laws.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of their holdings and transactions in Lucent stock with the SEC and the NYSE. Based on our records and other information, we believe that all required Section 16(a) reports for our directors and executive officers for fiscal 2005 were timely filed.

PERFORMANCE GRAPHS

Five-Year Cumulative Total Return
The following graph and the table below provide an indicator of cumulative total shareowner returns for Lucent common stock over Lucent’s past five fiscal years as compared with the S&P 500 Index, the S&P 500 Communications Equipment GICS Sub Industry Index and the S&P 500 Telecom Equipment Index weighted by market value at each measurement point.

	9/29/00	9/28/01	9/30/02	9/30/03	9/30/04	9/30/05

Lucent Technologies Inc.	$100.00	$19.91	$3.25	$9.23	$13.55	$13.89
S&P 500 Index	$100.00	$73.39	$58.37	$72.60	$82.65	$92.78
S&P 500 Communications	$100.00	$20.14	$8.71	$14.16	$16.55	$19.09
Equipment GICS Sub Industry Index
S&P 500 Telcom	$100.00	$20.14	$8.71	$—	$—	$—
Equipment Index
Notes:

(1)	Assumes $100 invested on September 29, 2000 in Lucent common stock, the S&P 500 Index, the S&P 500 Communications Equipment GICS Sub Industry Index and the S&P 500 Telecom Equipment Index, with the reinvestment of all dividends, including the company’s distribution to shareowners of Avaya Inc. common stock on September 29, 2000 and Agere Systems Inc. common stock on June 1, 2002. For the purpose of this chart, the Avaya Inc. and Agere Systems Inc. distributions are each treated as a non-taxable cash dividend that would have been converted to additional Lucent shares at the close of business on September 29, 2000 for Avaya Inc. and on June 1, 2002 for Agere Systems Inc.

(2)	The S&P 500 Communications Equipment GICS (Global Industry Classification Standard) Sub Industry Index replaced the S&P 500 Telecom Equipment Index in 2003. These two indices had identical performances from September 29, 2000 until the S&P 500 Telecom Equipment Index was discontinued at the end of 2002.

Shareowner returns over the indicated period shown in the graph on the previous page should not be considered indicative of future shareowner returns.
Three-Year Cumulative Total Return
The following graph and the table below provide an indicator of cumulative total shareowner returns for Lucent common stock over Lucent’s past three fiscal years as compared with the S&P 500 Index and the S&P 500 Communications Equipment GICS Sub Industry Index weighted by market value at each measurement point. This period was selected because during fiscal 2003, the telecommunications industry started to stabilize after several years of decline, and Lucent started to realize the benefits of its extensive restructuring that commenced in fiscal 2001 and continued throughout fiscal 2002.

	9/30/2002	9/30/2003	9/30/2004	9/30/2005

Lucent Technologies	$100.00	$284.21	$417.11	$427.63
S&P 500 Index	$100.00	$124.38	$141.61	$158.95
S&P 500 Communications	$100.00	$161.56	$186.46	$211.54
Equipment GICS Sub Industry Index

(1)	Assumes $100 invested on September 30, 2002 in Lucent common stock, the S&P 500 Index, and the S&P 500 Communications Equipment GICS Sub Industry Index, with the reinvestment of all dividends.
Shareowner returns over the indicated period shown in the graph above should not be considered indicative of future shareowner returns.

EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION BY THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
Our report covers the following topics:

•	Role of the Leadership Development and Compensation Committee

•	Executive Compensation Guiding Principles

•	Components of Our Compensation Program

•	Compensation of the Chairman and Chief Executive Officer
Role of the Leadership Development and Compensation Committee
Our Committee has two primary responsibilities. First, we review the leadership development process and advise the Board on executive succession planning. Second, we set the company’s compensation principles that serve to guide the design of compensation plans and programs applicable to employees at all levels of the organization. In discharging our role, we regularly benchmark the ongoing competitiveness of the company’s compensation programs in order to evaluate whether they are achieving the desired goals and objectives summarized in this report. In addition to this regular review, the Committee has adopted a governance practice of conducting a comprehensive study of the total compensation program every three years. We also regularly review the performance of the senior leadership team and establish individual compensation levels for each member, having considered the advice of the Committee’s independent, external consultant in determining the appropriateness of the amounts and types of compensation the company pays its senior leaders. The Committee also reviews input from other outside consultants and legal advisors from time to time. The Committee is composed entirely of independent, non-employee members of the Board of Directors. No former employees of the company serve on the Committee.
• Total Compensation Study
In line with governance guidelines established by the Committee, an extensive study of our compensation philosophy and programs was conducted during fiscal year 2005 (the previous study was conducted during fiscal year 2002). With the assistance of the Committee’s independent consultant, the Committee evaluated the company’s compensation programs and policies against current and emerging competitive practice and global legal and regulatory developments. Input was provided from all Directors, and the results and recommendations reviewed with the full Board throughout the study. Additionally, input was solicited from employees globally at all levels through a combination of focus groups and individual interviews to gain their input on the effectiveness and perceived incentive value of the company’s current compensation programs. Based on all of these inputs, some modifications will be made to the overall program as highlighted throughout the balance of this report.
Executive Compensation Guiding Principles
The goal of the company’s compensation program is to attract, motivate and retain the highly talented individuals Lucent needs to design and deliver innovative products, services and solutions to its customers. As such, the following principles guide the design and administration of the company’s compensation program:
• Compensation is related to performance
We believe that an employee’s compensation should be tied not just to how the individual employee performs, but also to how well both the employee’s team and the company perform against both financial and non-financial goals and objectives. When the company’s performance is better than the objectives set for the performance period, employees who have demonstrated the required level of performance should be paid more, and when the company’s performance does not meet one or more of the key objectives, any incentive award funding is at the Committee’s discretion.
• Incentive compensation is a greater part of total compensation for more senior positions
The proportion of an employee’s total compensation that varies with individual, team and company performance objectives should increase as the scope and level of the individual’s business responsibilities increase. For example, under the total compensation structure established for the Chairman and Chief Executive Officer (“CEO”), 90% is at risk and payable based on annual and long-term results. For all other company officers, at least 60% of total compensation is at risk and payable based on annual and long-term performance.
• Incentive compensation balances short- and long-term performance
Through the design of the company’s compensation program, we look to balance the focus of all employees on achieving short-term, or annual, results that will ensure the company’s long-term viability and success. To reinforce the importance of balancing these perspectives, the company’s employees are regularly provided with both annual and long-term incentives. Participation in the long-term incentive programs increases at higher levels of responsibility, as employees in these leadership roles have the greatest influence on the company’s strategic direction and results over time.
• Lucent employees are provided with opportunities to own Lucent stock
The company provides employees at all levels with various ways to become shareowners. Over time, the company has made stock option grants to broad segments of employees and, through the current stock option program, has provided for discretionary stock option grants to employees worldwide. As a result of the Total Compensation Study, the company will begin granting restricted stock units instead of stock options to employees below the leadership level. Employees in leadership positions (approximately 1,100 employees) will continue to be eligible to receive stock options. In addition, we are modifying the three-year performance award program that our leaders participate in by having a portion of the award denominated and, if earned, paid in performance shares (this will be discussed in further detail beginning on page 38 under long-term incentives).
We will continue our practice of granting equity compensation selectively, to those employees at all levels who have exhibited sustained high performance levels, have the key skills and experiences, and the demonstrated potential that the company needs to be successful now and in the future.
In addition, the company offers other programs that are intended to facilitate stock ownership among employees. These programs include a stock purchase plan that enables employees globally to purchase Lucent stock at a discount through payroll deductions, and 401(k) savings plans that allow U.S. employees to invest, on a voluntary basis, in company stock.
The company’s goal in providing these opportunities is to align the interests of each employee with the interests of Lucent’s shareowners. To that end, the most senior officers of the company (approximately the top 13 leaders) have stock ownership guidelines, which have been introduced as a result of the Total Compensation Study, and are discussed in further detail on page 39.
• Compensation levels are competitive
We annually review compensation survey data from several independent sources to ensure that Lucent’s total compensation program is competitive. The survey data used covers companies with whom the company competes for leadership talent. We target a leader’s total compensation, reflecting the individual’s maturity and expertise in the role, and sustained level of performance to be at or above the median of a comparison group of technology and other select large, global, public companies when the company achieves or exceeds the goals and objectives set. This comparison group is used because the company’s competitors for executive talent include a blend of technology and broader companies beyond Lucent’s direct industry competitors since the company recruits individuals with skills and experiences from a varied set of backgrounds. The firms Lucent competes with in the marketplace are included in the indices used to compare shareowner returns (see Performance Graphs, pages 33-34).
• We seek to maximize the tax deductibility of compensation
Our goal is to have most of the compensation paid to the company’s Chairman and CEO and four other most highly compensated executive officers qualify as performance based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The company’s compensation plans are structured so that most amounts paid under those plans will be fully deductible. However, some of the compensation that the company pays cannot be deducted. Under the Internal Revenue Code, the compensation paid to executive officers that cannot be deducted includes salary, the value of perquisites and restricted stock unit awards that do not include additional performance measures to the extent that the value of these compensation components exceeds $1 million. Based on the complexity of Lucent’s business, the rapidly changing nature of the industry, as well as the continued competitive market for outstanding leadership talent, we believe it is appropriate and competitive to provide that compensation, even though it is not fully tax-deductible.
Components of Our Compensation Program
The three primary components of the company’s executive compensation program are: base salary, annual incentives and long-term incentives.
• Base Salary
Base salaries for all employees, including those in senior leadership roles, are set at levels that are competitive with similar positions at other comparable companies. While the company conducts surveys annually and typically provides an annual increase budget, salaries for those at more senior levels are generally adjusted less frequently. Adjustments at the senior leadership level are made to recognize significant expansion of an individual’s role, outstanding and sustained individual performance, or if competitive market data indicate a significant deviation versus market.
• Annual Incentives
We design the annual component of incentive compensation to align pay with the annual performance of the company. At the start of each fiscal year, we establish the key performance measure or measures we believe require the special focus of our leadership, as well as employees generally, to move the business forward and create value for our shareowners. We then define a funding range around the selected key measures that will determine whether, and at what level, annual incentive funding will be available.
When funding is available, the payment of awards to eligible employees is based on their individual performance, as well as that of the overall Lucent team. We evaluate each senior leader’s individual performance at the end of the year, including the leader’s results against his or her objectives. These objectives include financial targets and other important goals such as customer satisfaction, employee engagement, operational performance and shareowner value creation. In addition, we assess each leader in terms of leadership and managerial ability, compliance focus, business knowledge, execution of Lucent’s business plan and overall business strategy, and adherence to our values.
The basis for annual incentive funding for fiscal year 2005 was the achievement of a range of operating income objectives; this is the same basis for determining annual incentive funding that has been used since fiscal 2003. For each of the last three years, the Committee has set significantly higher operating income goals than the company achieved in the previous year, and the company has met or exceeded those goals. For 2005, Lucent’s results were slightly above the target operating income objective established at the beginning of the year. This was due to strong gross margin results and continued

effective expense management. Based on the level of operating income achieved, annual incentive award funding for fiscal 2005 was above target levels.
For fiscal 2006, as a result of our Total Compensation Study, annual incentive award funding will again be based on operating income objectives, but it will also be adjusted, or modified, based on the company’s attainment of revenue growth goals. This combination will focus employees on the critical role each of them plays in ensuring continued effective operational results, as well as elevating their focus on the importance of driving profitable growth.
• Long-Term Incentives
Since the 2003 fiscal year, the long-term incentive component for those in leadership positions (approximately the top 1,100 employees) has been provided in two forms, a three-year performance award program and stock options. While both components will continue to be provided to eligible leaders who demonstrate the level of performance and potential necessary to be selected to receive grants under these two programs, changes are being made effective with fiscal year 2006 to both the form of payout and performance criteria for determining payouts under the three-year performance award program. The changes, which come as a result of the Total Compensation Study, are designed to further strengthen the alignment of leaders’ interests with those of Lucent’s shareowners.
Under the three-year performance award program, awards are earned based on the achievement of specific financial targets or other performance objectives established by the Committee at the beginning of each fiscal year within the three-year performance period. If the performance goal(s) set for a particular year within the three-year period is met, one-third of the target award is earned and banked at a level proportionate to the level of performance achieved relative to the goal(s) established for that year. Since the program was started, the basis for determining annual funding and banking of any awards has been the same range of operating income objectives used to determine funding under the company’s annual incentive plan. Therefore, the addition of the revenue growth funding modifier for determining annual incentive awards, discussed earlier in this report, will also apply to any outstanding or new award cycles that include fiscal year 2006.
For all outstanding three-year award cycles since this program was introduced (2003 to 2005, 2004 to 2006, 2005 to 2007), awards banked for leaders below company officers are payable in cash at the end of the respective three-year performance cycle. For officers, awards under the 2003 to 2005 and 2004 to 2006 performance cycles are payable in cash, and fully in restricted stock units for the cycle covering fiscal years 2005 to 2007. The restricted stock units are awarded at the end of each year within that three-year cycle, and are not vested for at least one year from grant. For the award cycle covering fiscal years 2006 to 2008, performance shares will be used as the sole form of payment for company officers, and will represent 25% of the target awards payable to other participating leaders (the remaining 75% will continue to be paid in cash).
With performance shares, target awards set for each participating leader will be expressed as a number of shares at the beginning of the three-year performance period. The number of shares in the target award will be determined by dividing the target award value by the share price of Lucent’s stock at the time the award is granted. Under this approach, the value of the award ultimately earned will be dependent not only on the results achieved against the annual goals set for each of the three years covered by the award cycle, but also on the price of Lucent’s stock at the conclusion of the three-year period. The Committee believes this change will serve to further strengthen the alignment of our leaders’ interests with the company’s shareowners given the enhanced incentive it provides for our leaders to drive continued improvement in Lucent’s stock price over time.
Stock options are granted annually, typically in December. Option grants have an exercise price equal to the fair market value of a share of Lucent stock on the date of grant and vest generally within four years and expire seven years from the date of the grant.

Target grant guidelines are developed based on benchmarking market compensation and on the company’s own internal compensation philosophy. Overall, the compensation structure is set such that approximately half of a company officer’s target long-term compensation is provided under the three-year performance award program and the balance in stock options. The actual value of the target award opportunity granted to each participating leader is dependent on an assessment of that leader’s individual performance and potential for future contributions and achievements.
Awards earned and payable under both forms of long-term incentives described above meet the criteria specified under Section 162(m) of the Internal Revenue Code to be deductible by the company.
The Chairman and CEO has elected to convert her 2004 awards under the 2003 to 2005 and 2004 to 2006 performance cycles, and her 2005 award under the 2004 to 2006 performance cycle from payment in cash to payment in the form of restricted stock units. This is described in further detail in the section “Compensation of the Chairman and Chief Executive Officer.”
• Stock Ownership Guidelines
By granting a significant portion of each senior leader’s total compensation opportunity in the form of stock-based incentives, these executives have a substantial carried interest and incentive to take steps to ensure continued growth in the price of Lucent’s stock over time. To further reinforce this focus, new stock ownership guidelines have been adopted for the Chairman and CEO and the other twelve members of the Management Committee (the top 13 officers) as a result of the Total Compensation Study.
The Chairman and CEO will be required to hold Lucent stock valued at three times base salary, and other covered officers will be required to hold Lucent stock valued at two times base salary. All covered officers will have five years to achieve this guideline (by the end of fiscal 2010). Given these new guidelines, the specific holding requirements previously established for restricted stock units granted under the performance award program beginning in fiscal 2005 have been eliminated.
Compensation of the Chairman and Chief Executive Officer
Fiscal 2005 was a year of continued progress and accomplishments, across a number of areas, important to strengthening the foundation for Lucent’s future growth and long-term success. Under Ms. Russo’s leadership, the company had improved results on several key financial dimensions. Year over year revenue grew by 4.4 percent, gross margin increased by two percentage points, operating income increased by nearly 7 percent, and cash flow from operating activities improved by over $80 million. Further, the balance sheet was significantly strengthened with net debt being reduced by more than $600 million. Working capital also improved, driven by increased inventory turns and a continued focus on managing Days Sales Outstanding. Driven by Ms. Russo’s efforts, the company continued to make steady progress in demonstrating its leadership in next-generation networks in targeted growth areas including key IMS architecture wins globally, as well as 3G mobile networks, services, next-gen access and optical. Lucent made further marked improvement in its customer loyalty results for the year, bringing it to record high levels. Ms. Russo also further streamlined the company’s organization, strengthened the leadership team through both the strategic hiring and redeployment of key leaders, implemented various management development initiatives and achieved improved employee engagement scores.
• 2005 Pay Actions
Ms. Russo is paid an annual base salary of $1,200,000. This is the same rate that has been in effect since the time of her appointment as President and CEO of Lucent on January 6, 2002 and has not been increased despite her subsequent appointment as Chairman and CEO on February 19, 2003 and her absorption of a significant portion of the duties held by the company’s former Chief Operating Officer. Ms. Russo is eligible for annual incentive awards at a target equal to 150% of her base salary if the targeted performance goals established for the relevant year are met. Based on Lucent’s 2005 results versus objectives, Ms. Russo received an annual incentive award of $1,950,000 in recognition of the company’s performance discussed above and her instrumental role in driving those results.
Ms. Russo received an option to purchase 2,250,000 shares of company stock on December 1, 2004, at an exercise price of $3.955 a share, the fair market value (average of the high and low trading prices reported on the NYSE) of Lucent’s stock on that date. Like the grants provided to other employees on that date, her options will vest over four years and have a seven-year term. Based on fiscal 2005 results against objectives established at the beginning of the year, Ms. Russo has earned $1,600,000 against the third year of her 2003 to 2005 long-term target award opportunity, $1,600,000 against the second year of her 2004 to 2006 long-term target award opportunity, and $1,800,000 against the first year of her 2005 to 2007 long-term target award opportunity. These amounts have been awarded to Ms. Russo in a combination of cash and restricted stock units. The restricted stock units will vest one year from the grant date, as shown in the “Restricted Stock Awards” column of the Summary Compensation Table on pages 41 - 42. A detailed summary of these long-term awards is also described more fully on pages 44 - 45 under the caption “Three-Year Performance Award Program.” The grant for the 2004 to 2006 long term award is being made because Ms. Russo voluntarily elected to receive payment in the form of restricted stock units rather than in the form of cash, for amounts earned for fiscal 2004 and 2005 performance under this award.
The Committee and the full Board believe Lucent’s performance during 2005 represents steady progress and believe that the results achieved are due to the caliber, continued commitment and dedication of all employees, and the focus provided by Lucent’s senior leaders. The company’s ability to grow and build market share in a highly competitive environment will continue to rely upon Lucent’s ability to attract and retain world-class talent. We believe, therefore, our compensation philosophy and programs have and, with the changes noted throughout our report, will continue to be a key enabler to driving the company’s future growth and success.

Edward E. Hagenlocker (Chairman)
Daniel S. Goldin
Carla A. Hills
Franklin A. Thomas
COMPENSATION OF EXECUTIVE OFFICERS
The following table sets forth certain information regarding the compensation earned by or awarded to each individual who served as our CEO during fiscal 2005 and our four other most highly compensated executive officers at the end of 2005 (the “Named Executive Officers”) in combined salary and bonus earned in 2005, as well as amounts earned by or awarded to such individuals in their capacities as executive officers, if any, during 2004 and 2003. The “Bonus” column, as described in detail below and required by SEC rules, combines where applicable the annual incentive award with the corresponding years of the 2004 to 2006 and 2003 to 2005 performance periods of the long-term incentive award program. As noted, these amounts are described more fully in the footnotes.

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation Awards

						Restricted
					Other Annual	Stock	Securities	All Other
Name and		Salary	Bonus		Compensation	Award(s)	Underlying	Compensation
Principal Position	Year	(1)($)	(2)($)		(3)($)	(4)($)	Options (#)	(5)($)

Patricia F. Russo	2005	1,200,000	1,950,000	(a)	114,430	3,400,000	2,250,000	15,410
Chairman and Chief			1,600,000	(b)
Executive Officer			3,550,000	(e)

	2004	1,200,000	2,950,000	(a)	64,829	4,800,000	2,500,000	22,444

	2003	1,200,000	2,000,000	(a)	35,949	—	2,500,000	5,260
			1,245,333	(d)

			3,245,333	(e)

Frank A. D’Amelio	2005	725,000	1,150,000	(a)	66,307	900,000	1,125,000	7,730
Executive Vice			1,800,000	(b)

President and Chief			2,950,000	(e)
Financial Officer

	2004	662,500	1,500,000	(a)	2,535	—	1,000,000	14,834
			2,700,000	(c)

			4,200,000	(e)

	2003	600,000	841,000	(a)	53,471	—	1,750,000	1,505,260
			622,667	(d)

			1,463,667	(e)

Janet G. Davidson	2005	550,000	625,000	(a)	—	610,000	762,500	2,500
President,			1,400,000	(b)

Corporate Strategy			2,025,000	(e)
and Business Development

	2004	550,000	960,000	(a)	—	—	650,000	9,634
			2,100,000	(c)

			3,060,000	(e)

	2003	550,000	616,000	(a)	1,097	—	1,955,862	1,255,260
			544,833	(d)

			1,160,833	(e)

James K. Brewington	2005	550,000	600,000	(a)	—	610,000	762,500	34,514
President,			1,400,000	(b)

Developing Markets			2,000,000	(e)

	2004	550,000	960,000	(a)	—	—	650,000	41,527
			2,100,000	(c)

			3,060,000	(e)

	2003	550,000	560,000	(a)	22,312	—	2,383,441	755,260
			544,833	(d)

			1,104,833	(e)

Summary Compensation Table continued on page 42.

Summary Compensation Table (continued)

						Long Term
		Annual Compensation				Compensation Awards

						Restricted
					Other Annual	Stock	Securities	All Other
Name and		Salary	Bonus		Compensation	Award(s)	Underlying	Compensation
Principal Position	Year	(1)($)	(2)($)		(3)($)	(4)($)	Options (#)	(5)($)

Cynthia K.	2005	579,167	800,000	(a)	—	940,000	675,000	3,471
Christy-Langenfeld			1,000,000	(b)

President, Network			1,800,000	(e)
Solutions Group

	2004	462,500	1,100,000	(a)	—	—	500,000	10,605
			1,500,000	(c)

			2,600,000	(e)

Items (a) through (e) in this summary compensation table are explained in footnote 2 below.

(1)	Fiscal 2005 and 2004 salary of Mr. D’Amelio reflects an increase that was awarded in 2004 to recognize his expanded role over certain administrative operations. Ms. Christy-Langenfeld’s salary increase reflects her assuming the role of President of Mobility Solutions Group in March 2004 and President of the Network Solutions Group in April 2005.

(2)	The bonus column is comprised of two components shown in separate rows, where applicable, for each Named Executive Officer. The first component is the annual incentive award payable in December of each respective year and is designated as (a). The second component is the portion of the three-year performance awards, covering the fiscal 2003 through 2005 and the fiscal 2004 through 2006 performance periods, that have been earned based on the company’s fiscal 2003, 2004 and 2005 results, respectively. The total award for the fiscal 2005 portion of the fiscal 2003 through 2005 and fiscal 2004 through 2006 periods is designated as (b). In the case of Ms. Russo, this excludes the fiscal 2005 portion of the fiscal 2004 through 2006 period, as Ms. Russo agreed to convert her payment for this portion of her award from cash to restricted stock units, as more fully described in the section below titled “Three-Year Performance Award Program” and this amount is included in the restricted stock awards column of the Summary Compensation Table. The total award for the fiscal 2004 portion of the fiscal 2003 through 2005 and the fiscal 2004 through 2006 performance periods is designated as (c). The award for the fiscal 2003 portion of the fiscal 2003 through 2005 performance period is designated as (d). The total of all of the bonus components awarded in each respective fiscal year is designated as (e).

The three-year performance award program is discussed in further detail in the Report on Executive Compensation, under the subheading “Components of Our Compensation Program — Long-Term Incentives.” This award is reported in the Bonus column of the Summary Compensation Table as required by SEC rules, but is considered by the company and participants as a component of the company’s long-term incentive program, as disclosed in the company’s previous and current proxy statements. These portions of the three-year performance awards, as well as any portion that may be earned based on the company’s fiscal 2006 results, will not be paid until the conclusion of each performance period (after September 30, 2005 for the fiscal 2003 through 2005 performance period, and after September 30, 2006 for the fiscal 2004 through 2006 performance period). This award is not included in determining benefits under any company programs or plans. The entire award is forfeited if the Named Executive Officer terminates employment on or before the end of each respective performance period, except in the case of retirement, death, or disability.

(3)	Includes (a) tax reimbursement payments and (b) certain fringe benefits. In fiscal 2005, Ms. Russo received personal use of company aircraft of $61,058 and tax reimbursement for certain fringe benefits in the amount of $20,815. Mr. D’Amelio received personal use of company aircraft of $16,215, car allowance payments of $16,800, a financial counseling allowance of $15,000, and tax reimbursement for certain fringe benefits in the amount of $14,876.

(4)	Amounts earned for fiscal 2005 performance under the fiscal 2005 through 2007 performance period were awarded in the form of restricted stock units effective November 15, 2005, with the number of shares based on the fair market value of Lucent common stock of $2.735 on the grant date. These shares are subject to a one-year vesting period. Additionally, as described in the section “Compensation of the Chairman and Chief Executive Officer” in the Report on Executive Compensation, Ms. Russo elected to receive the fiscal 2005 total earned value of $1,600,000 under her three-year long-term performance award target opportunity for fiscal 2004 through 2006 in restricted stock units. Based on the stock price of $3.125 on the grant date of October 24, 2005, 512,000 restricted stock units were awarded, vesting 100% in one year.

In addition, as of September 30, 2005, the end of our most recent fiscal year, the following is the aggregate number of shares and market value, based on the closing price of Lucent common stock on the NYSE on September 30, 2005, of all restricted stock units held by each Named Executive Officer on such date: 2,310,992 shares valued at $7,510,724 for Ms. Russo; 28,353 shares valued at $92,147 each for Ms. Davidson, Mr. Brewington and Ms. Christy-Langenfeld. Mr. D’Amelio did not hold any restricted stock units on such date.

(5)	The amounts shown for fiscal 2005 include company contributions of $2,500 to the savings plan for each Named Executive Officer provided under the same terms and conditions that apply to U.S. employees generally. For the Named Executive Officers who have a term life insurance policy, the premium payments made by the company, which have been imputed to their income without a tax reimbursement payment, are also reported in this column ($12,910 for Ms. Russo; $5,230 for Mr. D’Amelio; $32,014 for Mr. Brewington; and $971 for Ms. Christy-Langenfeld). The amounts shown in this column also include cash retention payments that were approved in fiscal 2001.
The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 2005 and/or related to 2005 performance under the Lucent Technologies Inc. 2003 Long-Term Incentive Program.
Option Grants in Last Fiscal Year

	Individual Grants(1)

		% of Total
	Number of	Options
	Securities	Granted to			Grant
	Underlying	Employees	Exercise		Date Present
	Options	in Fiscal	Price	Expiration	Value
Name	Granted (#)	Year	($/Sh)	Date	($)(2)

Patricia F. Russo	2,250,000	4.53%	$3.955	11/30/2011	$5,316,750

Frank A. D’Amelio	1,125,000	2.26%	$3.955	11/30/2011	$2,658,375

Janet G. Davidson	762,500	1.53%	$3.955	11/30/2011	$1,801,788

James K. Brewington	762,500	1.53%	$3.955	11/30/2011	$1,801,788

Cynthia K. Christy-Langenfeld	675,000	1.36%	$3.955	11/30/2011	$1,595,025

(1)	In accordance with SEC rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Lucent’s common stock during the applicable period.

(2)	This option vests within four years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3.8 years, volatility of 82.11%, annual dividend yield of 0% and an interest rate of 3.47%. These amounts are provided as estimates of future opportunity. The ultimate value each officer realizes will depend on a variety of factors, including Lucent’s stock price, their continued employment and the timing of their exercise of options.

The following table sets forth information regarding options held by the Named Executive Officers on September 30, 2005.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

					Value of
			Number of		Unexercised
			Securities Underlying		in-the-Money
	Shares	Value	Unexercised Options		Options at Fiscal
	Acquired on	Realized	at Fiscal Year End (#)		Year End ($)(1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Patricia F. Russo	—	—	8,986,058	7,442,841	$2,312,500	$2,362,500

Frank A. D’Amelio	—	—	3,871,873	2,750,000	$1,611,250	$1,631,250

Janet G. Davidson	—	—	2,154,334	1,575,000	$2,520,867	$614,250

James K. Brewington	560,000	$917,228	2,467,567	1,575,000	$2,326,208	$614,250

Cynthia K. Christy- Langenfeld	—	—	488,858	1,175,000	$357,812	$243,750

(1)	These values are calculated based upon the difference between the closing price of Lucent common stock on the NYSE on September 30, 2005 and the exercise price of the options.
Three-Year Performance Award Program
This table illustrates the target cash awards under the three-year performance award program for the Named Executive Officers. These awards are earned over the three-year performance period based on the achievement of specific financial targets or other performance objectives, as established by the Leadership Development and Compensation Committee at the beginning of each fiscal year of the three-year award period. The amount of the award that may be earned can range from 0% to 200% of the total target award opportunity. Except as noted below for Ms. Russo, the total awards earned (if any) for the fiscal 2003 through 2005 performance period and the fiscal 2004 through 2006 performance period are paid in cash, provided participants continue to be actively employed by the company or meet certain other eligibility requirements. For the portion earned in 2004 for both three-year performance periods, and the portion earned in 2005 for the fiscal 2004 through 2006 performance period, Ms. Russo elected to receive restricted stock units. Ms. Russo received the restricted stock units earned for 2004 in October 2004 and the restricted stock units earned for 2005 in October 2005. Beginning with the fiscal 2005 through 2007 performance period, amounts earned are awarded in restricted stock units, not paid in cash, as described below. The amounts earned are reflected below and are included in the amounts set forth in the Bonus or Restricted Stock column of the Summary Compensation Table.

		Total Target
		Three-Year	Portion	Portion	Portion
	Performance	Award	Earned in	Earned in	Earned in	Total Earned
Name	Period	Opportunity	2003	2004	2005	to Date	Payable

Patricia F. Russo	2005–2007	$4,500,000	N/A	N/A	$1,800,000	$1,800,000	(1)
	2004–2006	$4,000,000	N/A	$2,400,000	$1,600,000	$4,000,000	(2)
	2003–2005	$4,000,000	$1,245,333	$2,400,000	$1,600,000	$5,245,333	(2)

Frank A. D’Amelio	2005–2007	$2,250,000	N/A	N/A	$900,000	$900,000	(1)
	2004–2006	$2,500,000	N/A	$1,500,000	$1,000,000	$2,500,000	December 2006
	2003–2005	$2,000,000	$622,667	$1,200,000	$800,000	$2,622,667	December 2005

Janet G. Davidson	2005–2007	$1,525,000	N/A	N/A	$610,000	$610,000	(1)
	2004–2006	$1,750,000	N/A	$1,050,000	$700,000	$1,750,000	December 2006
	2003–2005	$1,750,000	$544,833	$1,050,000	$700,000	$2,294,833	December 2005

James K. Brewington	2005–2007	$1,525,000	N/A	N/A	$610,000	$610,000	(1)
	2004–2006	$1,750,000	N/A	$1,050,000	$700,000	$1,750,000	December 2006
	2003–2005	$1,750,000	$544,833	$1,050,000	$700,000	$2,294,833	December 2005

Cynthia K. Christy-Langenfeld	2005–2007	$2,350,000	N/A	N/A	$940,000	$940,000	(1)
	2004–2006	$1,250,000	N/A	$750,000	$500,000	$1,250,000	December 2006
	2003–2005	$1,250,000	(3)	$750,000	$500,000	$1,250,000	December 2005

(1)	Amounts earned for fiscal 2005 performance under the fiscal 2005 through 2007 performance period were awarded in the form of restricted stock units effective November 15, 2005, with the number of shares based on the fair market value of Lucent common stock of $2.735 on the grant date. These shares are subject to a one-year vesting period.

(2)	Ms. Russo elected to receive restricted stock units for the fiscal 2004 portion of her award under the fiscal 2003 through 2005 performance period, and the fiscal 2004 and fiscal 2005 portion of her award under the fiscal 2004 through 2006 performance period. These restricted stock units will vest in the October immediately following the completion of the respective three-year performance periods. Ms. Russo will receive the cash portions of these awards in December 2005 and 2006, respectively.

(3)	Ms. Christy-Langenfeld was not an executive officer at any time during fiscal 2003.
Pension Plans
We have a non-contributory pension plan, the Lucent Retirement Income Plan, which covers most management employees, including our executive officers. Two programs are available under this plan: the Service Based Program and the Account Balance Program.
The Service Based Program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant’s adjusted career average pay is equal to 1.4% of the sum of the individual’s (a) average annual pay for the five years ended December 31, 1998 (excluding the annual incentive award paid in December 1997) times the number of years of service prior to January 1, 1999, (b) pay subsequent to December 31, 1998, and (c) annual incentive award paid in December 1997. Average annual pay used in the Service Based Program includes base salary and annual incentive awards.

The Account Balance Program generally covers management employees hired on or after January 1, 1999. Under this program, the company establishes an account for each participating employee and makes annual contributions to that account based on the employee’s age, salary and annual incentive award, in accordance with the following schedule:

Contributions as a
Percent of Salary and
Age	Annual Incentive Award

less than 30	3.00%
30 – less than 35	3.75%
35 – less than 40	4.50%
40 – less than 45	5.50%
45 – less than 50	6.75%
50 – less than 55	8.25%
55+	10.00%
In addition, interest is credited on the last day of the year.
Federal laws place limitations on compensation amounts that may be included under the pension plan. In 2005, up to $210,000 in eligible base salary and annual incentive award could be included in the calculation under this plan. Pension benefits applicable to compensation amounts that are within federal limitations are funded by a pension trust that is separate from the general assets of the company. Pension benefits applicable to compensation that exceed federal limitations are paid under the company’s supplemental pension plan, which is described later in this section, and are funded from the company’s general assets.
The normal retirement age under this plan is 65, however, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits under the Service Based Program. If an employee’s age (which must be at least 50) plus service, when added together, is equal to or greater than 75 years, the employee may retire with unreduced pension benefits. A reduction in pension benefits equal to 3% is made for each year age plus service is less than 75. Once vested, normally after five years of service, an employee participating in the Account Balance Program is entitled to those vested amounts when he or she leaves the company.
Compensation and benefit amounts that exceed the applicable federal limitations are paid under the company’s supplemental pension plan, the Lucent Supplemental Pension Plan. This plan is a noncontributory plan and has the same two programs and uses the same adjusted career average pay formula and eligibility rules as the Lucent Retirement Income Plan. The company pays all benefits under this plan from its general assets.
The supplemental pension plan also provides officers with minimum pensions. Eligible retired officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual incentive awards. This minimum pension will be offset by pensions under the management and supplemental pension plans. We have eliminated this minimum pension for persons hired, rehired, or promoted to an officer position after October 18, 2001.
The estimated total annual pension payable to Ms. Russo, Mr. D’Amelio, Ms. Davidson, Mr. Brewington and Ms. Christy-Langenfeld, if they continue in their current positions and retire at age 65, is $969,174, $639,099, $478,245, $405,545, and $715,534, respectively. These amounts assume these individuals select a straight life annuity, which provides no ongoing pension benefit to a surviving spouse following the death of the retired employee. Other optional forms of payment may be selected that do provide continuing survivor benefits and that subject the pension amount to a corresponding actuarial reduction. Ms. Russo is eligible for a special pension arrangement under the terms of her employment agreement. This is detailed below in the section entitled “Executive Agreements.”

Certain of our non-qualified executive benefit plans will be supported by a benefits protection grantor trust, the assets of which are subject to the claims of the company’s creditors. In the event of a Change in Control or Potential Change in Control of the company (as such terms are defined in the applicable plans), certain additional funds might be required to be contributed to such trust to support benefits under such plans.
Executive Agreements
Agreement with Patricia F. Russo. Upon her appointment as President and CEO in January 2002, we entered into an agreement with Ms. Russo that set forth our understanding with her on a number of subjects. The agreement provides for a five-year term, during which we will pay Ms. Russo a salary that will be no less than $1,200,000 per year. She is also eligible for annual incentive awards at a target equal to 150% of her base salary if the performance goals established for the relevant year are met, or a lesser amount (or nothing) as determined in accordance with applicable plan guidelines if performance goals are not met. The previously disclosed annual incentive award, restricted stock units and stock options awarded to Ms. Russo for 2002 were pursuant to this agreement.
To address a forfeited pension opportunity from her prior employer, the agreement provides a minimum annual pension of $740,000, provided Ms. Russo remains employed with Lucent for five years. The difference, if any, between this amount and the pension amount Ms. Russo receives under the terms of the company’s standard pension plan is considered the “Incremental Pension.” If, at the time of Ms. Russo’s retirement, her annual pension benefit under Lucent’s standard pension plan exceeds $740,000, no Incremental Pension payments will be made.
The agreement also provides Ms. Russo with severance benefits that would be payable to her in the event Lucent terminates her employment for any reason other than for cause or if she chooses to leave the company for Good Reason. “Good Reason” means there has been a material diminution in her salary, target annual incentive award or job responsibilities, a change in reporting structure so that Ms. Russo no longer reports to the Board of Directors, the Board’s removal of Ms. Russo as Chairman and CEO, or a failure by the company to have a successor to all or substantially all its assets and liabilities assume the company’s obligations under the agreement. If any of these events occur, Ms. Russo will be entitled to the following, regardless of when the event occurs:

•	partial to full vesting of portions of the stock option and restricted stock unit awards Ms. Russo received at the time of her hiring, and such options will remain exercisable until the end of their originally scheduled terms;

•	eligibility for benefits under the Officer Severance Policy; and

•	a pro rata portion of the Incremental Pension.
To receive any of these severance benefits, Ms. Russo would have to sign a release and an agreement not to sue the company.
In the case of the death or disability of Ms. Russo, the agreement provides for payment of a pro rata portion of Ms. Russo’s annual incentive award, vesting of all options and restricted stock, plus the applicable portion of the Incremental Pension and other benefits in accordance with company plans. Ms. Russo’s agreement also provides that if, following a change in control, Ms. Russo receives severance payments that subject her to Excise Tax (as defined in the agreement), she will be entitled to a gross-up payment to cover the Excise Tax.
During the term of the agreement, Ms. Russo is entitled to participate in each of the company’s perquisites in accordance with the terms and conditions of these arrangements, as in effect from time to time. These arrangements currently include car allowance, financial counseling allowance, life insurance and tax gross-ups, as disclosed in the notes to the summary compensation table on pages 42-43. Under the agreement, Ms. Russo is also provided with the use of company aircraft for business or personal travel on a basis consistent with company policy. For security purposes, this policy requires Ms. Russo to use the company aircraft for personal travel.

Severance Arrangements
Officers of the company are provided with severance protection under our Officer Severance Policy. The Officer Severance Policy provides officers with payment of their salary and bonus for a specified period of time if their employment is terminated by the company for reasons other than cause. The company also has a policy that it will obtain shareowner approval for any severance arrangement with an executive officer that exceeds 2.99 times the executive officer’s salary and bonus.
The period of coverage is two years for individuals who were officers prior to October 2003. During this two-year period, they will receive their base salary and target annual incentive awards, and the severance period and payments are counted towards service and compensation for purposes of calculating pension benefits. These officers also continue to receive benefits and equity vesting during this severance period. Such coverage has been provided to Ms. Russo, Mr. D’Amelio, Ms. Davidson, Mr. Brewington and Ms. Christy-Langenfeld, among others. For individuals who became officers of the company on or after October 1, 2003 (or become officers in the future), the Officer Severance Policy provides them with one year salary and an annual incentive award which is the lesser of the officer’s target annual incentive award or an amount based upon the actual award payout (as a percentage of target) for employees generally, as determined by the Leadership Development and Compensation Committee.

OTHER MATTERS

If any other matters are properly presented for consideration at our annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters in the best interests of the company. At the date we commenced printing this proxy statement, we did not anticipate that any other matters would be raised at our annual meeting.
Whether or not you plan to attend the meeting, please vote your shares over the Internet or by telephone, or please mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.
You can obtain a transcript of the meeting by writing to Shareowner Meeting Transcript Requests, 600 Mountain Avenue, Room 3C-511, Murray Hill, New Jersey 07974.
Patricia F. Russo
Chairman and Chief Executive Officer
January 3, 2006

Exhibit A to Proxy Statement
LUCENT TECHNOLOGIES INC.
CORPORATE GOVERNANCE GUIDELINES

I.	OVERVIEW
These Corporate Governance Guidelines provide the framework for corporate governance at Lucent Technologies Inc. (“Lucent” or the “company”). The Board of Directors (the “Board”) periodically reviews the company’s corporate governance guidelines and practices to determine whether these guidelines should be updated based upon current best practices and recent developments. In establishing these corporate governance guidelines, the Board took into account certain guiding principles, which can be summarized as follows:

1. The paramount duty of the Board is to select and oversee qualified and ethical management to run the company on a day-to-day basis. The Board should ensure that senior management is setting the appropriate “tone at the top” for the company.

2. Management has the responsibility to operate the company in a competent and ethical manner in order to produce value for shareholders. Shareholders and the Board have the right to expect senior management to know how the company earns its income and the risks the company undertakes in the course of carrying out its business.

3. Personal interests of directors and management should never take precedence over, or conflict with, the interests of the company.

4. Management, with oversight from the Board and its audit committee, must produce financial statements that fairly present the financial condition of the company and make sufficient disclosures to investors to permit them to assess the financial and business soundness of the company.

5. The Board and its audit committee must engage an independent accounting firm to audit the financial statements prepared by management and to issue an opinion on those statements based on Generally Accepted Accounting Principles. The Board, its audit committee and management must be vigilant to ensure that neither the company nor its employees take any action that compromises the independence of the independent accounting firm.

II.	DIRECTORS’ RESPONSIBILITIES
The primary responsibilities of the directors are to select management and oversee their performance on behalf of the shareholders, to promote the long-term interests of the shareholders and generally to perform the duties and responsibilities assigned to the Board by the laws of Delaware, the state of incorporation of the company, the New York Stock Exchange rules and other relevant legal requirements. Directors are expected to act in the best interest of all shareholders of the company, not to any particular constituency or group of shareholders.
Directors fulfill these responsibilities by, among other things:

1. Reviewing, understanding and monitoring the implementation of the company’s business plans and strategy;

2. Reviewing, understanding and approving significant corporate actions and major transactions;

3. Reviewing assessments of, and advising management with respect to, significant risks and issues facing the company;

4. Selecting, evaluating and compensating the officers of the company and planning for senior management succession; and

5. Overseeing the establishment of, and monitoring compliance with, processes designed to provide reasonable assurance of:

(a) the integrity of the company’s actions, including the accuracy of its financial statements and financial reporting,

(b) the company’s compliance with law, and

(c) adherence to the company’s code of conduct by all employees.
Directors are expected to devote significant time and attention to company business, actively participate in Board and committee meetings, carefully review meeting materials, and diligently prepare for meetings and discussions with management. Directors are also expected to be willing to challenge and engage one another and senior management on critical issues facing the company.

III.	CONDUCT AND ETHICS
Directors are expected to act with integrity and demonstrate a commitment to the success of the company in the exercise of their responsibilities as stewards of the shareholders’ interests. In performing their oversight responsibilities, directors expect that management will act with integrity and operate the company in an effective and ethical manner.
The company has a code of conduct called the “Business Guideposts” which requires all directors and employees to conduct business in an honest and ethical manner and to act with integrity. The company also has a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which supplements the Business Guideposts by promoting full and accurate reporting and honest and ethical conduct. Any employee may report in good faith a suspected violation of company policy, ethical standards or law, without fear of reprisal.

IV.	COMMITTEES OF THE BOARD
The Board has three standing committees: the Audit and Finance Committee, the Corporate Governance and Nominating Committee and the Leadership Development and Compensation Committee. All members of these committees are independent directors. The members of each committee are selected based on the director’s individual background, experience and knowledge. The Audit and Finance Committee and the Leadership Development and Compensation Committee do not have any overlapping membership so that these two committees can meet concurrently. The Corporate Governance and Nominating Committee is comprised of a committee chairman, the chairmen of the Board’s two other standing committees, the lead director, and other independent directors selected by the Board. Each committee has its own written charter, which sets forth the purpose, responsibilities and operations of each committee.

V.	COMPOSITION OF THE BOARD AND SELECTION OF THE DIRECTORS
Independent Directors. The Board’s goal is to have a substantial majority of its directors meet the New York Stock Exchange (“NYSE”) standards for independent directors. To aid in its determination, the Board has adopted Director Independence Standards, which incorporate all of the NYSE independence standards. The Director Independence Standards are attached.
Size of the Board. The Board believes that, given the size of the company and the need for diversity of Board members and viewpoints, the Board should consist of between 8 and 15 members. The Board and Corporate Governance and Nominating Committee periodically review and assess the size and composition of the Board.
Director Qualifications. The Board seeks to have individuals serve as directors who have demonstrated superior performance in their professional endeavors and have high levels of integrity and ethics. The Board has adopted Director Qualification Criteria, which sets forth the characteristics for directors. The Board has also adopted a Director Nomination Process and Policy, which sets forth the Board’s guidelines for selecting nominees for directors. The Board believes the criteria and the process and policy will help the Board identify and nominate candidates who best meet the Board’s and company’s needs. Both the Director Qualification Criteria and the Director Nominating Process and Policy are attached.
Election of Directors. The company’s shareholders elect all the directors at the annual meeting for one-year terms. In between annual meetings, the Board may elect additional members by a majority vote of the Board.
Majority Voting for Directors. Any director who receives a greater number of votes “withheld” from or “against” his or her election than votes “for” that director’s election shall promptly tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will then evaluate the best interests of the company and its shareholders and recommend to the Board the action to be taken with respect to such resignation.
Lead Director. The Board designates an independent director to serve as “lead director.” The lead director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions of the Board; communicates to the CEO results of the executive sessions, including any follow up actions; and is involved in other governance matters.
Separation of Chairman and CEO. The Board does not have a policy requiring the separation of the roles of the Chairman of the Board and the CEO. The Board believes that its independence results from having an active, engaged Board comprised of a substantial majority of independent directors, with an independent lead director. However, the Board may consider the separation of the Chairman and CEO roles based upon the circumstances.
Retirement and Term Limits. The Board has established a mandatory retirement age, whereby a director will retire from the Board at the annual meeting immediately following his or her attainment of age 72. The Board has not set term limits for directors, as the Board believes this does not necessarily serve the company’s best interest and may result in a highly valued and qualified director resigning prematurely.

VI.	BOARD FUNCTIONS AND OPERATIONS
Board and Committee Meetings. The Board has five regularly scheduled meetings each year at which it reviews and discusses reports by management on the company’s businesses, financial performance, operational and strategic plans, outlook, compliance matters and challenges. The Board’s three standing committees meet around the time of the Board meetings. Members of senior management attend Board and committee meetings to provide directors with information about the business and address any questions or concerns of directors. In addition, directors are encouraged to confer with one another and with members of senior management between meetings. Additional meetings or informational calls are held as the situation or need arises.
Agendas and Briefing Materials. Agendas for Board and committee meetings are determined in advance with input from the lead director and committee chairmen. Input is welcome from any director. As part of setting agendas, the Board and management need to allocate sufficient time for proper discussion of important topics. Directors are provided with briefing materials addressing agenda topics and providing other relevant information approximately one week in advance of each regularly scheduled meeting. Directors may also raise other important topics at a meeting, even if not on the agenda.
Executive Sessions. The Board has executive sessions at each regularly scheduled meeting with only non-management directors present. Additionally, at least once a year, an executive session will be held with only independent directors. The lead director presides over executive sessions. The standing committees also have executive sessions periodically as part of their meetings and the committee chairmen preside over these sessions.

Meeting Attendance. All directors are expected to attend all Board meetings, all meetings of committees on which they serve and the company’s annual meeting of shareholders. Directors should notify the Chairman in advance if they will not be attending a meeting.
Service on Other Boards. The Board does not limit the number of other boards on which a director can serve. However, directors, and particularly the CEO, are expected to take into account their obligations to the company and not overextend themselves. Directors are expected to notify the Chairman and lead director prior to accepting another directorship.
In order to address competing time commitments, the company generally establishes two or three years in advance a schedule, which incorporates key dates, such as Board, committee and shareholder meetings, the release of earnings and the filing of periodic reports with the Securities and Exchange Commission. Board members and nominees for the Board are expected to take into account this schedule of company activities, their professional and personal schedules and the related time commitments when considering other board memberships or professional endeavors.
Change of Directors’ Professional Endeavors. If a director changes his or her employer or has a material change in professional role or responsibilities, the director shall offer to resign from the Board. The Corporate Governance and Nominating Committee shall determine whether the resignation should be accepted or the director should be asked to remain on the Board.
Access to Management, Information and Independent Advisors. Directors have free and unrestricted access to the company’s management and to company information. Similarly, management may seek advice and counsel from directors. The Board and committees may also seek advice from independent legal or other advisors as the Board or committees deem appropriate.
Shareholder Communications. Shareholders may communicate with the company’s Board of Directors through a process established by the Board, a copy of which is attached.

VII.	COMPENSATION OF DIRECTORS
Philosophy. The company’s general philosophy for director compensation is:

1. Fairly compensate directors for the significant time commitment and attention to company business expected of them and the personal risks they incur serving on the board of a public company; and

2. Ensure directors’ interests are aligned with shareholders and that they are stakeholders in the future of the business.
Stock Ownership. Non-employee directors are required to own a meaningful amount of the company’s stock through director fees. At least 50% of all director fees are paid in stock. In addition, non-employee directors are required to hold at least 50% of all stock received as payment for director fees until the director no longer serves on the Board. Separate stock ownership requirements are established for the CEO and other executive officers.

VIII.	DIRECTOR ORIENTATION AND CONTINUING EDUCATION
New Director Orientation. Each new director receives an orientation, which includes a review of the company’s industry, strategy, business and corporate governance and meetings with members of senior management.
Continuing Education. The company endeavors to provide the directors with updates on corporate governance practices and the legal requirements of board members. The company also works with the directors to provide meaningful education and training to enhance their effectiveness on the Board. This may include training specifically requested to help committee members in their role. In addition, the company notifies directors of various educational opportunities and pays for courses directors attend to help them in their role as Board members.

IX.	SUCCESSION PLANNING AND EVALUATIONS
Succession Planning. The Leadership Development and Compensation Committee and the Board periodically review succession planning with the CEO and, as appropriate, other members of senior management. This review includes evaluating managers’ experience, background, strengths, weaknesses and readiness to step into expanded roles.
In the event of an emergency or retirement of the CEO, the Board, led by the Leadership Development and Compensation Committee, will meet to select a new CEO or establish a process for selection. This process will take into account the succession planning by the Board and the Leadership Development and Compensation Committee. The lead director is authorized to call a meeting of all non-management directors for this purpose.
CEO Evaluation. At the beginning of each fiscal year, the Leadership Development and Compensation Committee establishes with the CEO goals and objectives for evaluating CEO performance, such as achieving financial, operational, personnel management and customer satisfaction goals and objectives. At the end of each fiscal year, the Leadership Development and Compensation Committee then reviews and evaluates the CEO’s performance against these agreed upon goals and objectives.
Board Evaluation. Annually, the Corporate Governance and Nominating Committee oversees an evaluation of the Board. The evaluation seeks the opinion of directors as to the content and conduct of meetings, the adequacy of time allocated to discuss important topics, the quality of presentations and discussions, sufficiency and timeliness of briefing materials, access to senior management, the Board’s understanding of issues, the Board’s consideration of shareholders’ interests in making decisions, overall characteristics and mix of skill sets of Board members, as well as other areas. Board committees also evaluate their performance annually in a similar fashion. The Board and committees use these evaluations to determine their effectiveness and identify any areas the Board or committees believe could be improved.
Attachments
Exhibit A: Director Independence Standards
Exhibit B: Director Qualification Criteria
Exhibit C: Director Nominating Process and Policy
Exhibit D: Shareholder Communications with the Board

Lucent Technologies
Director Independence Standards
The Board of Directors of Lucent Technologies has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board must determine that the director has no material relationship with Lucent other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards. In addition, the Board will apply the independence standards set by the New York Stock Exchange, which are included in the standards set forth below.
1. A director will not be considered “independent” if,

A.	The director at any time served as the Chief Executive Officer of Lucent Technologies Inc.; or

B.	Within the preceding five years:

•	The director was an employee, or an immediate family member of the director was an executive officer, of Lucent; or

•	The director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from Lucent, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with Lucent); except that compensation received by an immediate family member of the director for services as a non-executive employee of Lucent need not be considered in determining independence under this test; or

C.	Within the preceding three years:

•	The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Lucent; or

•	The director, or an immediate family member of the director, was employed as an executive officer of another company where any of Lucent’s present executives serve on that company’s compensation committee; or

•	The director was employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, Lucent for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between Lucent and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.
2. The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:

•	Commercial Relationship: If a director of Lucent is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, Lucent for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

•	Indebtedness Relationship: If a director of Lucent is an executive officer of another company which is indebted to Lucent, or to which Lucent is indebted, and the total amount of either company’s

Exhibit A to Corporate
Governance Guidelines

indebtedness is less than 2% of the consolidated assets of the company where the director serves as an executive officer;

•	Equity Relationship: If a director is an executive officer of another company in which Lucent owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders equity of the company where the director serves as an executive officer; or

•	Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable or not-for-profit organization, and Lucent’s contributions or financial support to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues. If a director is an executive officer or holds a similar position with a charitable or not-for-profit organization that receives funding, donations or other financial support from Lucent or any executive officer of Lucent, the Board shall take into account the extent of such support and its impact on that organization when determining the independence of the director.

3. For relationships not covered by Sections 1 or 2 above as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections 1 and 2 above.
4. For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated. The term “Lucent” shall mean Lucent Technologies Inc., any of its subsidiaries or the Lucent Technologies Foundation.

Lucent Technologies
Director Qualification Criteria
Lucent Technologies strives to have a Board of Directors consisting of top quality members who will work diligently to promote the long-term interests of the company. The company’s Corporate Governance and Nominating Committee and the Board of Directors will take into account the following criteria when determining the qualifications of a candidate for director.

1.	Integrity. Directors should have the highest level of integrity and ethical character and share the company’s values.

2.	Reputation. Directors should have reputations, both personal and professional, consistent with the company’s image and reputation.

3.	Judgment. Directors should have the ability to exercise sound business judgment on a broad range of issues.

4.	Knowledge. Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations.

5.	Independence. Directors who are not current or former management should be “independent” under the Director Independence Standards adopted by the Board of Directors. In addition, directors should be independent in their thought and judgment so that they represent the long-term interests of all shareholders of the company.

6.	Experience and Accomplishments. Directors should have significant experience, and proven superior performance in professional endeavors. In particular, directors should have experience as a CEO, COO, CFO or other high level business or leadership position in major complex organizations, including medium to large companies, government, educational and other non-profit institutions.

7.	Board Interaction. Directors should value board and team performance over individual performance, demonstrate respect for others and facilitate superior board performance. Directors should be actively involved in the Board and its decision-making.

8.	Commitment. Directors should be able and willing to devote the required amount of time to the company’s affairs, including preparing for and attending meetings of the Board and its committees. The number of other board memberships, current occupation, meeting attendance and preparedness at meetings should be taken into consideration.

9.	Skills. Directors should have expertise in one or more of the following areas: accounting, finance, technology, management, international business outside of the United States, compensation, corporate governance, strategy, industry knowledge and general business matters.

10.	Long-Term Commitment. Directors should have the ability and commitment to serve on the Board for an extended period. Future commitments and the Board’s age 72 retirement policy should be taken into account, particularly when considering a new Board member.

Exhibit B to Corporate
Governance Guidelines

Lucent Technologies
Director Nominating Process and Policy
The following is the process and policy that the Corporate Governance and Nominating Committee of Lucent Technologies shall follow when selecting nominees for director to the Board of Directors of the company.

1.	The Committee will utilize the Director Qualification Criteria established by the Committee to select the most qualified candidates.

2.	The Committee will solicit candidate recommendations from Committee members, other directors and management.

3.	The Committee may engage the services of search firms and advisors to help the Committee identify and screen potential director nominees.

4.	The Committee will consider recommendations for director nominees made by shareholders and other sources (including self-nominees) if these individuals meet the Director Qualification Criteria. For consideration by the Committee, the submission must be sent to the Corporate Secretary’s Office and include detailed background of the suggested candidate that will demonstrate how the individual meets the Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the Director Qualification Criteria, the individual will be considered on the same basis as other candidates.

5.	The Committee will assess the Board’s current and anticipated strengths and needs based upon the Board’s current profile and the company’s current and future needs. The Committee should select candidates so that the Board has an appropriate balance of expertise or experience in accounting, finance, technology, management, international business outside of the United States, compensation, corporate governance, strategy, industry knowledge and general business matters. The Committee will endeavor to have a director who is a certified public accountant (active or retired) or a current or former chief financial officer of a public company to serve on the company’s Audit and Finance Committee.

6.	The Committee will screen the slate of director candidates to identify the individuals who best fit the Director Qualification Criteria and the Committee’s assessment of the Board’s needs.

7.	During the selection process, the Committee shall seek inclusion and diversity within the Board and adhere to Lucent’s policy of maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual preference or orientation, marital status or any other unlawful factor.

8.	If a director attends fewer than 75% of all meetings of the Board and committees on which the director serves, the Committee shall take into account the director’s attendance record and reasons for meeting absences when considering whether to nominate the director for election.

9.	Prior to nomination of a new director, the Committee will retain a search firm or advisor to check the references and background of the candidate. In addition, the Committee will follow other prudent practices prior to nomination, such as interviews of the potential nominee with Board members and senior management.

10.	Based upon the results of the foregoing, the Committee will (a) recommend for election by the Board a candidate to fill a vacancy or a newly created directorship or (b) recommend for nomination by the Board a slate of directors for the election by shareholders.

Exhibit C to Corporate
Governance Guidelines

Lucent Technologies
Shareholder Communications with the Board
Shareholders of Lucent Technologies may communicate to the Board of Directors or individual directors through the Lucent Corporate Secretary’s Office as follows:
Lucent Technologies
Corporate Secretary
Room 3C-536
600 Mountain Avenue
Murray Hill, NJ 07974
Shareholder communications received by the Corporate Secretary’s Office shall be handled in the following manner:

1. Shareholder communications will be reviewed by the Corporate Secretary’s Office to determine the appropriate action.

2. Any communications that (a) allege or report misconduct or fiscal improprieties, (b) raise issues about internal controls or other accounting or audit matters, or (c) raise concerns about other significant matters, will be discussed with the lead director or chairman of the Audit and Finance Committee prior to any response by the company.

3. If a shareholder communication requests information about Lucent, the Board or a director, and the request can be answered with information that can be shared publicly, the Corporate Secretary’s Office may respond without notifying the directors.

4. If a shareholder communication is of another nature, the Corporate Secretary’s Office will determine if a response is appropriate and can be made by Lucent. If a response is appropriate, the company may respond directly on behalf of the Board or the directors.

5. The Corporate Secretary’s Office will periodically provide the lead director with information about the number and types of shareholder communications received, the number of responses sent, and the disposition, if applicable.

6. Copies of shareholder communications shall be provided to any director upon the director’s request. If a director requests that all shareholder communications sent to the director care of the company be forwarded to him or her, the Corporate Secretary’s Office shall promptly forward all such communications to the director.

7. The Corporate Secretary’s Office will keep copies of all shareholder communications for a period of time consistent with Lucent’s records management policy.

Exhibit D to Corporate
Governance Guidelines

Exhibit B to Proxy Statement
LUCENT TECHNOLOGIES INC.
AUDIT COMMITTEE CHARTER
OF THE AUDIT AND FINANCE COMMITTEE
OF THE BOARD OF DIRECTORS
December 2005
Purpose
1.1     The Audit and Finance Committee is appointed by the Board of Directors of the Company to assist the Board in fulfilling its oversight responsibilities.
1.2     The Committee’s primary audit committee duties and responsibilities are to monitor, review and initiate changes, as the Committee deems appropriate, with respect to:

•	The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial reports to the public.

•	The qualifications, independence and performance of the Company’s internal auditors and the Company’s external independent auditor (“Independent Auditor”).

•	The Company’s compliance with legal and regulatory requirements and the adequacy of the Company’s compliance program.
1.3     The Committee shall also assist the Board in providing oversight as to the Company’s financial and related activities, including capital market transactions and risk management.
Membership
2.1     The Committee shall be comprised of not less than three members of the Board, all of whom must be “independent” in accordance with the requirements of the Securities and Exchange Commission (“SEC”) and other applicable laws. Specifically: (i) no Committee member may accept consulting, advisory or compensatory fees from the Company or a subsidiary or affiliate of the Company, other than in his or her capacity as a member of the Board or committee of the Board of the Company; and (ii) no Committee member may be an affiliated person of the Company or subsidiary or affiliate of the Company apart from his or her role as a member of the Board of the Company or subsidiary or affiliate of the Company.
2.2     All members of the Committee shall meet the independence requirements of the New York Stock Exchange as interpreted by the Board in its business judgment.
2.3     Each Committee member shall be financially literate, as required by the New York Stock Exchange and determined by the Board in its business judgment, or shall become financially literate within a reasonable period of time after appointment to the Committee.
2.4     At least one member of the Committee shall have accounting or related financial management expertise, as required by the New York Stock Exchange and determined by the Board in its business judgment.
2.5     The Board and the Company shall use diligent efforts to have at least one Committee member who meets the criteria of an “audit committee financial expert” as prescribed by SEC rules.
Committee Meetings
3.1     The Committee shall hold meetings at least quarterly each fiscal year, and at any additional times as either the Board or Committee deems necessary.
3.2     The Committee may request that members of management and/or the Independent Auditor be present as needed.
3.3     Quarterly, the Committee shall meet, in separate private sessions, with each of (i) the Company’s chief financial officer, (ii) the Company’s senior internal auditing executive, and (iii) the Independent

Auditor to discuss any matters which the Committee or these groups believe should be discussed privately with the Committee.
3.4     Minutes of each meeting will be kept and distributed to the entire Board, other than the private sessions described in Paragraph 3.3.
3.5     The presence of a majority of Committee members at any meeting shall constitute a quorum.
Authority and Responsibilities as to Independent Auditor
4.1     The Committee has the following authority and responsibilities with respect to the Independent Auditor:

a. The Committee shall be directly responsible for the appointment, compensation and oversight of the Independent Auditor, and the Independent Auditor shall report directly to the Committee.

b. The Committee shall evaluate the performance of the Independent Auditor and, if so determined by the Committee, replace the Independent Auditor. The Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditor.

c. The Committee will pre-approve all auditing services and all permitted non-audit services, or any other relationship with, the Independent Auditor (including the fees and terms thereof). The Committee may delegate to one or more Committee members the authority to grant pre-approvals for audit and permitted non-audit services to be performed for the Company of its affiliates by the Independent Auditor.

d. The Committee will establish and promote open and timely communications between the Committee and the Independent Auditor, particularly in situations when the Independent Auditor identifies a significant problem which it believes is not being adequately addressed by management.

e. The Committee shall attempt to resolve any disagreements between management and the Independent Auditor.
4.2     The Committee shall undertake the following with respect to the Independent Auditor’s independence:

a. Ensure that the Independent Auditor submits annually a formal written statement including the written disclosures required by Independence Standards Board Standard No. 1 delineating all relationships between the Independent Auditor and the Company, including whether any of the Company’s senior finance personnel were recently employed by the Independent Auditor.

b. Actively engage in a dialogue with the Independent Auditor with respect to any relationships or services that may impact the objectivity and independence of the Independent Auditor.

c. Take appropriate action in response to the Independent Auditor’s statement to satisfy itself of the Independent Auditor’s independence.

d. Review and approve, at least annually, management’s guidelines for any hiring of employees of the Independent Auditor who were involved in the Company’s audit.

e. Discuss with the Independent Auditor any other matters and take any appropriate action to ensure the independence of the Independent Auditor.

f. Obtain and review a statement prepared by the Independent Auditor at least annually describing the Independent Auditor’s internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the Independent Auditor, specifically those reviews performed by the Public Company Accounting Oversight Board, or any inquiry or investigation by government or professional authorities within the preceding five years related to independent audits performed by the Independent Auditor.

Responsibilities — Audit
5.1     The Committee shall meet to review and discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditor, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
5.2     The Committee shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 61, including significant accounting policies and management judgments and accounting estimates.
5.3     The Committee shall discuss with management and the Independent Auditor alternative accounting methods that may be acceptable under GAAP. In addition, the Committee shall also discuss with management and the Independent Auditor the effect of regulatory and accounting initiatives and any off-balance sheet structures.
5.4     The Committee shall discuss with management the Company’s and its subsidiary and foreign affiliated entities’ compliance with applicable legal requirements and the Company’s Code of Conduct including disclosures of insider and related party transactions and the Committee shall ask the Independent Auditor to comment on these matters as appropriate.
5.5     The Committee shall review with management and the Independent Auditor any non-routine correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies or practices.
5.6     The Committee shall review with the Independent Auditor the scope and approach of the annual audit plan.
5.7     Based on the review and discussions with management and the Independent Auditor referred to in paragraphs 4.2 and 5.1 to 5.6 above, the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Company’s annual report on Form 10-K.
5.8     The Committee or the Chairman of the Committee shall discuss with management and the Company’s Independent Auditor any matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 71 regarding the interim quarterly financial statements prior to filing the Form 10-Q with the Securities and Exchange Commission.
5.9     The Committee will review management’s assessment of the effectiveness of internal controls as of the most recent fiscal year and the Independent Auditor’s report on management’s assessment and discuss the assessment and report with management and the Independent Auditor as appropriate.
Responsibilities — Internal Controls
6.1     The Committee shall discuss with management and the Independent Auditor:

a. The adequacy of the Company’s internal controls over financial reporting and the financial reporting process.

b. The status of internal control recommendations made by the Independent Auditor and internal auditing.

c. The adequacy of the process employed for the certification by the Company’s chief executive officer and chief financial officer of reports or financial statement filed with the SEC.
6.2     The Committee shall discuss with internal auditing the overall scope and plans for their internal audits, the adequacy of staffing and coordination of the scope with the Independent Auditor.
6.3     The Committee shall periodically receive reports from and discuss with the Company’s general counsel the adequacy of the policies and practices of the Company related to compliance with key regulatory requirements, conflicts of interest and ethical conduct, including any potential or actual conflicts of interest involving directors or officers of the Company.

Responsibilities — Other Control Matters
7.1     The Committee shall:

a. Periodically receive reports from and discuss with the Company’s general counsel any material government investigations, litigation or legal matters.

b. Periodically meet with the Company’s Chief Compliance Officer and review with the Chief Compliance Officer the adequacy of the Company’s compliance program, any material compliance violations and corrective action being taken by the Company to remedy any violations or deficiencies in the Company’s compliance program.

c. Periodically review with the Company’s Chief Information Officer and other personnel major technological programs and technological initiatives, which could affect the Company’s internal control environment and significant financial reporting systems.

7.2	The Committee shall review the appointment and replacement of the Company’s senior internal auditing executive.
7.3     The Committee shall establish procedures for:

a. The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

b. The confidential, anonymous submission of concerns by employees regarding questionable accounting or auditing matters.

7.4	The Committee will review and discuss with management the Company’s earnings press releases and other financial guidance provided to the public.

7.5	The Committee will discuss with management, including the Company’s internal audit executive, and the Independent Auditor the Company’s significant risks and assess the actions management has taken to mitigate the potential exposures associated with each risk.
Other Responsibilities and Authority

8.1	The Committee shall:

a. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

b. Perform an annual review and self-assessment of the Committee’s performance, including a review of the Committee’s compliance with this Charter.

c. Prepare the report required by the rules of the SEC to be included in the Company’s annual report or proxy statement.

8.2	The Company shall provide to the Committee appropriate funding, as determined by the Committee, for the payment of:

a. Fees to the Independent Auditor for preparing and issuing its audit report and performing audit, review or attest services for the Company;

b. Compensation for advisers engaged by the Committee; and

c. Administrative expenses of the Committee.

8.3	The Committee shall have the authority, in its discretion, to conduct investigations and engage, at the Company’s expense, independent counsel, accounting or other advisers as the Committee determines necessary or appropriate to carry out its duties.

Exhibit C to Proxy Statement
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
LUCENT TECHNOLOGIES INC.
The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 1, 1996, as amended, is hereby amended by deleting Section 1 of Article IV thereof in its entirety and substituting the following in lieu thereof:

“Section 1: The Corporation shall be authorized to issue 10,250,000,000 shares of capital stock, of which 10,000,000,000 shares shall be shares of Common Stock, $.01 par value (“Common Stock”) and 250,000,000 shares shall be shares of Preferred Stock, $1.00 par value (“Preferred Stock”).

Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [five (5), ten (10) or fifteen (15)] shares of the Corporation’s common stock, par value $.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF TRANSFER AGENT], the transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the New York Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (unless such shares of New Common Stock are uncertificated), as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

C-1

LUCENT TECHNOLOGIES INC	VOTE BY INTERNET – www.proxyvote.com
P.O. BOX 9112	Have this card ready when you access the simple instructions
FARMINGDALE, NY 11735	that appear on your computer screen.
VOTE BY TELEPHONE – 1-800-690-6903
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VOTE BY MAIL
Mark, sign, and date the proxy card and return it in the postage-paid envelope we have provided.
The Internet and Telephone voting facilities will close at 11:59 p.m. Eastern Standard Time on February 14, 2006.
IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

TO HAVE YOUR SHARES VOTED, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
---------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends a vote “FOR” Items 1, 2 and 3 and “AGAINST” Items 4, 5, 6 and 7:

1.	Election of Directors The Board of Directors recommends a vote “FOR” the nominees listed below:			For All ☐	Withhold All ☐	Exceptions ☐	To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write the nominee‘s number on the line below.
	(1) Linnet F. Deily	(6)	Richard C. Levin
	(2) Robert E. Denham	(7)	Patricia F. Russo
	(3) Daniel S. Goldin	(8)	Henry B. Schacht
	(4) Edward E. Hagenlocker	(9)	Franklin A. Thomas
	(5) Karl J. Krapek	(10)	Ronald A. Williams

		FOR	AGAINST	ABSTAIN
2.	Board of Directors’ Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants	☐	☐	☐

3.	Board of Directors’ Proposal to approve an amendment to the restated certificate of incorporation to effect a reverse stock split at the discretion of the Board of Directors	☐	☐	☐

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

		FOR	AGAINST	ABSTAIN
4.	Shareowner Proposal regarding disclosure of political contributions	☐	☐	☐

5.	Shareowner Proposal requesting future cash bonus or incentive compensation be contingent upon restoration of retiree benefits	☐	☐	☐

6.	Shareowner Proposal regarding performance-based equity compensation	☐	☐	☐

7.	Shareowner Proposal to exclude non-cash pension credit from earnings used to determine incentive compensation for executive officers	☐	☐	☐

For comments/address changes, please check this box and write
them on the back where indicated.                                                ☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Shareowners
February 15, 2006 9:00 a.m. E.S.T.
DuPont Theatre
Wilmington, Delaware 19801

DIRECTIONS:

1)	FROM THE SOUTH: Take I-95 North to Wilmington Exit 7 marked “Route 52.” Delaware Avenue.” From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. Follow 11th Street through five traffic lights. The DuPont Theatre is on the right in the Hotel duPont.

2)	FROM THE NORTH: Follow I-95 South to Exit 7A marked “Route 52, South Delaware Avenue” (11th Street). Follow 11th Street in the middle lane through five traffic lights. The DuPont Theatre is on the right in the Hotel duPont.

     This ticket, along with a form of personal identification, admits the named Shareowner(s) and one guest. Cameras, tape recorders and other video recording equipment are not permitted in the DuPont Theatre.

Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Patricia F. Russo, Frank A. D’Amelio and William R. Carapezzi, Jr. (the “Proxy Committee”) or any of them as proxies and attorneys-in-fact, with full power of substitution, to vote all shares of common stock of Lucent Technologies Inc., the undersigned is entitled to vote at the 2006 Annual Meeting of Shareowners of Lucent Technologies Inc. to be held at the DuPont Theatre, 10th and Market Streets, Wilmington, Delaware 19801 at 9:00 a.m., E.S.T. on February 15, 2006, and at any adjournments or postponements. The matters to be voted on are set forth in the Notice of 2006 Annual Meeting and Proxy Statement. This proxy card also provides voting instructions for shares held in BuyDIRECTSM and shares held in the various employee stock purchase and benefit plans as described in the proxy statement. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, in accordance with the recommendation of the Board of Directors. This proxy authorizes each of the Proxy Committee members to vote at his or her discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement of the meeting.

(Continued and to be signed and dated on the reverse side.)

COMENTS OR ADDRESS CHANGE:

(If you noted any comments or address changes above, please mark box on the reverse side.)

Your Internet or telephone vote authorizes the Proxy Committee to vote these shares in the same manner as if you completed this proxy card.